UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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FIRST INTERSTATE BANCSYSTEM, INC.

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2020 Proxy Statement

First Interstate BancSystem, Inc.

First Interstate BancSystem

Member FDIC. Equal Housing Lender.

Notice of Annual Meeting of Shareholders
of First Interstate BancSystem, Inc.

To be held on Tuesday, May 5, 2020, at 3:00 p.m., Mountain Daylight Time

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Shareholders of First Interstate BancSystem, Inc. will be held at First Interstate Bank, Operations Center, 1800 Sixth Avenue North, Billings, Montana, on Tuesday, May 5, 2020, at 3:00 p.m., Mountain Daylight Time, for the following purposes:

(1) To elect four directors to serve three-year terms, or until their respective successors have been elected and appointed;
(2) To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2020; and
(3) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only shareholders of record as of the close of business on March 6, 2020 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the annual meeting, we urge you to vote. Registered holders may vote:
•By Internet - access http://www.voteproxy.com and follow the on-screen instructions;
•By mail - sign, date and mail your proxy card in the envelope provided as soon as possible; or
•In person - vote your shares in person by attending the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Kirk D. Jensen
Corporate Secretary

Billings, Montana
March 20, 2020

PROXY STATEMENT
2019 Executive Summary

The following is a summary of more detailed information found elsewhere in our proxy statement. This is only a summary, and it may not contain all the information that is important to you. For more complete information, please review the proxy statement in its entirety.

When we refer to the “Company,” “First Interstate,” “we,” “our,” and “us” in this proxy statement, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this proxy statement, we mean First Interstate Bank, our bank subsidiary.

This proxy statement and accompanying proxy card are being provided on or about March 20, 2020 to our shareholders of record who are entitled to vote at the annual meeting.

Annual Meeting

Time and Date:	3:00 p.m. Mountain Daylight Time, Tuesday, May 5, 2020
Place:	First Interstate Bank Operations Center, 1800 Sixth Avenue North, Billings, Montana 59101
Record Date:	Close of business on March 6, 2020
Voting:	Shareholders of record as of the record date are entitled to vote. Each outstanding share of Class A common stock is entitled to one vote and each outstanding share of Class B common stock is entitled to five votes on all matters submitted to a vote of shareholders.
Attendance:	If you plan to attend the annual meeting in person, you must bring the Notice of Internet Availability of Proxy Materials. If your shares are not registered in your name, you will need a legal proxy, account statement, or other documentation confirming your First Interstate BancSystem, Inc. holdings from the broker, bank, or other institution that is the record holder of your shares. You will also need a valid, government-issued picture identification that matches your Notice of Internet Availability of Proxy Materials, legal proxy, or other confirming documentation.
Adjournments:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Commitment to Good Corporate Governance
We have structured our corporate governance program to promote the long-term interests of shareholders, strengthen the accountability of our Board of Directors (“Board”) and management, and help build public trust in the Company. Highlights of our efforts include:

☑	Separation of the Chair of the Board and Chief Executive Officer roles;
☑	Appointment of an independent Vice Chair and, beginning immediately after the annual meeting, independent Chair;
☑	Audit, Compensation, Risk, and Technology Committees chaired by independent directors,
☑	Regular executive sessions of independent directors;
☑	Annual Board and committee self-evaluations;
☑	Equity ownership guidelines for directors and executive officers; and
☑	Cash and equity awards with clawback provisions.

Established in 1968, has existed for

52 YEARS

$14.6 BILLION

Community Bank

Operating in

6 states

152 banking offices

2,500+ employees

Idaho

Montana

Oregon

South Dakota

Washington

Wyoming

Staying true to our roots means putting people first. When it comes to giving back, we start with the communities we serve across six states to build the foundation of our corporate giving program.

Volunteer match program

First Interstate pays nonprofits for its employees' volunteer hours through our volunteer match program, enriching charitable organizations with much-needed manpower and financial resources.

27.7K hours in total

2019

$5.2M donated in 2019

First Interstate Bank commits 2% of its Net Income Before Taxes annually to charitable giving. In 2019, we donated $5.2 million to help make a difference in our communities.

6.0K winter clothes & other items collected

Our "Coats and More" program is focused on collecting, donating, and distributing items to those in need during cold weather months.

2019 Performance
2019 was another strong year for First Interstate Bank as we continued to broaden our footprint. Building upon our prior expansion in the Northwest United States, we acquired two additional Idaho-based banks: Idaho Independent Bank, a $733 million community bank based in Coeur D'Alene, ID; and Community 1st Bank, a $129 million community bank based in Post Falls, ID. We closed on these acquisitions in April, and successfully completed the integration of both banks in June. These acquisitions complemented our franchise and provided us with meaningful enhancement to market share in attractive, high-growth markets in Boise and Northern Idaho. We had earnings per common share of $2.83, which was a 2.9% increase over the prior year. Related to our expansion, we incurred acquisition costs which reduced our 2019 earnings per share by $0.24 per share. As a result of efficiencies gained through our acquisitions and process improvement efforts, our efficiency ratio, excluding acquisition costs and gains on the sale of other real estate, improved to 56.85%. Higher earnings also allowed us to increase our 2020 quarterly dividend by almost 10% to $0.34 per common share.

Additional information concerning our performance will be posted on the Company's website at www.FIBK.com by selecting "Annual Report." The information contained on our website with respect to our performance and our Annual Report that can be reviewed there shall not be deemed to be a part of, or incorporated by reference in, this proxy statement for any purpose.

As we progressed through 2019, we continued to focus on people, process, and technology as we sought to deliver to each of our stakeholders in meaningful and compelling ways:

For our employees

For the second year in a row, First Interstate partnered with Gallup—an industry leader for employee engagement—to survey our employees. In 2019, 2,241 employees responded—94% participation Company-wide. Since our first survey in 2018, we've seen an increase in employee engagement, with employees saying they feel recognized and cared for.

For our clients

We continued to invest in our digital platform and strengthen our business processes in order to deliver quality products and services to our clients when and where they choose to interact with us.

For our communities

Commitment to community serves as one of our guiding values—to be "all-in" when giving back to our communities with time, money, and heart. In 2019, we once again held a Company-wide Volunteer Day where we closed the Bank for half a day to assist those less fortunate across our footprint.

For our shareholders

We believe engaged employees, satisfied clients, and strong communities have a significant impact to our financial results, which ultimately allows us to meet the expectations of our shareholders.

Full year earnings of

$181M

OR

$2.83 per diluted share

Included merger related costs of

$20.3M

which impacted earnings per share by **$0.24**

Executive Compensation Highlights
Our executive compensation program is aligned with our business strategy and is designed to maximize long-term shareholder value.

What We Pay and Why — Goals and Elements of Compensation:

▪Emphasize pay for performance;
▪Attract, retain, and motivate talented and experienced executives within the banking industry;
▪Recognize and reward executives whose skill and performance are critical to our success;
▪Align interests of our executives with our shareholders; and
▪Discourage inappropriate risk taking.

Key Features of our Executive Compensation Program:

WHAT WE DO...		WHAT WE DO NOT DO...
☑	Emphasize pay for performance	☒	Short-sell or hedge Company securities
☑	Use multiple performance measures and caps on potential incentive payments	☒	"Single-trigger" accelerated vesting of equity-based awards upon change in control.
☑	Use independent compensation consultant	☒	Excessive perquisites
☑	Require minimum equity ownership for Directors and Executive Officers (EOs)	☒	Excise tax "gross ups" upon change in control
☑	Maintain a clawback policy to recapture incentive payments	☒	Reprice or recycle shares
☑	Discourage excessive risk taking by reserving the right to use discretion in the payout of all incentives	☒	Trade in Company securities during designated black-out periods, except under valid trading plans

Elements of Total Compensation

Using a consistent and calibrated pay for performance approach across the Company, we reward results, discourage undue risk taking, and drive long-term shareholder value. To promote a culture that aligns the interests of management with those of our shareholders, our executive compensation program focuses on an appropriate mix of fixed and variable compensation.

We have three primary elements of compensation:

▪Base salary: Competitive fixed-base cash compensation determined by individual factors, such as scope of responsibility, experience, and strategic impact.
▪Annual short-term cash incentive: Performance-based awards aligned with the achievement of individual and Company financial and strategic growth objectives.
▪Long-term equity award incentive: Incentives to reward and retain executive officers and senior leaders, with an emphasis on long-term Company performance compared to peers.

Proposal One
Election of Directors
At the end of fiscal year 2019, there were thirteen directors serving on the Board. The tenures of three directors who are not seeking re-election at the annual meeting, Steven J. Corning, Charles E. Hart, M.D., and Peter I. Wold, will end on May 5, 2020. A total of four directors, three of whom are current members of the Board, will be considered for election at the annual meeting to serve three-year terms, or until their respective successors have been elected and appointed. After the annual meeting, if all of the nominees are elected, the Board will have eleven directors divided into three groups with staggered three-year terms. The Board has nominated for election as directors at this annual meeting:

a.Alice S. Cho
b.Dana L. Crandall
c.Dennis L. Johnson
d.Patricia L. Moss

Dana L. Crandall, Dennis L. Johnson, and Patricia L. Moss are current members of the Board. Alice S. Cho is not a current member of the Board.

Unless authority to vote is withheld, the persons named in the enclosed proxy will vote the shares represented by such proxy for the election of the nominees named above. If, at the time of the annual meeting, any nominee becomes unavailable for any reason for election as a director, the persons entitled to vote the proxy will vote for the election of such substitute(s) as the Board may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

Nominees
The following table sets forth information regarding the nominees for election at the annual meeting. Additional biographical information for each of the nominees follows below under the caption " Business Biographies."

NAME AND AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION
Dana L. Crandall, 55	2014	Vice President-Service Delivery, Comcast
Dennis L. Johnson, 65	2017	President and Chief Executive Officer, United Heritage Financial Group
Patricia L. Moss, 66	2017	Retired President and Chief Executive Officer, Cascade Bancorp
Alice S. Cho, 54	2020	Advisor, Varo Money, Inc. (1)

(1) Ms. Cho will resign from this position prior to becoming a director.

If a quorum is present at the annual meeting, a majority of the shares entitled to vote and present in person or represented by proxy at the meeting are needed to elect a director. This means that each of the four nominees for director must receive the affirmative vote of more than 50% of the votes present in person or by proxy and entitled to vote at the annual meeting to be elected.

Directors Continuing in Office After Annual Meeting
The following table sets forth information regarding the directors continuing in office after the annual meeting. Additional biographical information for each of the continuing directors follows below under the caption "Business Biographies."
Name and Age	Director Since	Term Expires	Principal Occupation

James R. Scott, 70	1971	2021	Chair of the Board, First Interstate BancSystem, Inc.
David L. Jahnke, 66	2011	2021	Vice Chair of the Board, First Interstate BancSystem, Inc.; Retired Partner, KPMG
Kevin P. Riley, 60	2015	2021	President and Chief Executive Officer, First Interstate BancSystem, Inc.
John M. Heyneman, Jr., 52	2018	2021	Executive Director, Plank Stewardship Initiative
Ross E. Leckie, 62	2009	2021	Retired Executive Vice President, Allianz SE
James R. Scott, Jr, 43	2016	2022	General & Limited Partner, JS Investments Limited Partnership
Jonathan R. Scott, 46*	2020	2022	General and Limited Partner, Scott Land & Livestock, LP
*Mr. Scott was elected by the remaining directors on the Board to fill the vacancy created by the passing of Randall I. Scott in November 2019, in accordance with the Company's bylaws and applicable law, to serve in such capacity through Randall I. Scott's remaining term as director.

Executive Officers
The following table sets forth information concerning each of our executive officers. Additional biographical information for each of the executive officers follows below under the caption "Business Biographies."
NAME	AGE	POSITION
Kevin P. Riley	60	President, Chief Executive Officer and Director
Marcy D. Mutch	60	Executive Vice President and Chief Financial Officer
Jodi Delahunt Hubbell	54	Executive Vice President and Chief Operating Officer
Kirk D. Jensen	50	Executive Vice President and General Counsel
Philip G. Gaglia	55	Executive Vice President and Chief Risk Officer
Russell A. Lee	64	Executive Vice President and Chief Banking Officer
Renee L. Newman	50	Executive Vice President and Chief Strategy Officer
Kade G. Peterson	54	Executive Vice President and Chief Information Officer

Directors and Executive Officers
The following table sets forth information concerning each of our directors, director nominees and executive officers, who will be continuing as such after the annual meeting.
NAME	AGE	POSITION
James R. Scott	70	Chair of the Board
David L. Jahnke	66	Vice Chair of the Board and Lead Independent Director
Kevin P. Riley	60	President, Chief Executive Officer and Director
Marcy D. Mutch	60	Executive Vice President and Chief Financial Officer
Jodi Delahunt Hubbell	54	Executive Vice President and Chief Operating Officer
Kirk D. Jensen	50	Executive Vice President and General Counsel
Philip G. Gaglia	55	Executive Vice President and Chief Risk Officer
Alice S. Cho	54	Director Nominee
Dana L. Crandall	55	Director
John M. Heyneman, Jr.	52	Director
Dennis L. Johnson	65	Director
Ross E. Leckie	62	Director
Russell A. Lee	64	Executive Vice President and Chief Banking Officer
Patricia L. Moss	66	Director
Renee L. Newman	50	Executive Vice President and Chief Strategy Officer
Kade G. Peterson	54	Executive Vice President and Chief Information Officer
James R. Scott, Jr.	42	Director
Jonathan R. Scott	46	Director

Business Biographies
James R. Scott has been a director since 1971, the Chair of the Board since January 2016, the Executive Vice Chair of the Board from 2012 to January 2016, and the Vice Chair of the Board from 1990 to 2012. Mr. Scott has served as a director of First Interstate Bank since 2007, serving as Chair since 2011. Mr. Scott is managing partner of J.S. Investments, Vice President of the Foundation for Community Vitality, board member of First Interstate BancSystem Foundation and lifetime trustee at Fountain Valley School of Colorado. Mr. Scott also served as Chair of the Padlock Ranch Corporation from 1999-2017, Homer A. and Mildred S. Scott Foundation from 1990 to 2006, Chair of First Interstate BancSystem Foundation from 1990 to 2006, and Chair of Scott Family Services, Inc. from 2003 to 2012. Mr. Scott is the father of James R. Scott, Jr., and the uncle of Jonathan R. Scott and John M. Heyneman, Jr.
The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management, business and corporate governance experience as a result of his years of service to the Company and other family-related businesses. Mr. Scott has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He also has extensive knowledge of the Company’s unique challenges, regulatory environment, and history. Mr. Scott serves as Chair of the Executive Committee and serves on the Compensation, Governance & Nominating, and Technology Committees.
David L. Jahnke has been a director since September 2011 and Vice Chair since August 2019. In 2010, Mr. Jahnke completed a 35-year career as a partner of KPMG with a focus on global clients, especially in the financial services industry. He currently serves as a Director and Chair of the audit committee to Swiss Re America Holding Corporation and its primary related US operating companies. Mr. Jahnke also serves as a Director, Chair of the audit committee, and member of the compensation committee to Schnitzer Steel Industries, Inc., a NASDAQ-listed company.
The qualifications of Mr. Jahnke identified by the Board include the following: Mr. Jahnke has significant experience in the accounting, auditing, and financial service industries, both nationally and internationally. Mr. Jahnke has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business, and the banking industry in general. He has extensive knowledge regarding fiduciary obligations, insurance, and other legal requirements and duties of a public company. Mr. Jahnke qualifies as an independent director. Mr. Jahnke is a member of the Governance & Nominating and Executive Committees.

Kevin P. Riley has been President and Chief Executive Officer of First Interstate Bank and a member of the Board of Directors since September 2015. Prior to his current role, Mr. Riley served as an Executive Vice President and the Chief Financial Officer from 2013 to 2015. Mr. Riley leads First Interstate Bank with expertise drawn from more than 33 years of experience in the banking industry. Prior to joining the organization, he was an Executive Vice President and Chief Financial Officer for Berkshire Hills Bancorp in Massachusetts, and he served in various executive-level positions with KeyCorp. Mr. Riley earned a Bachelor of Science in business administration from Northeastern University in Boston, Massachusetts.
The qualifications of Mr. Riley identified by the Board include the following: Mr. Riley has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. Mr. Riley also provides strategic insight and direction to the Company. Mr. Riley serves on the Executive Committee.
Alice S. Cho is a current director nominee. Ms. Cho serves as Advisor to Varo Money, Inc., a leading fintech company, and will resign from that position prior to becoming a director of First Interstate. Previously, Ms. Cho served in various leadership roles, including Managing Director and the Head of San Francisco Office, at Promontory Financial Group, LLC. from 2005 to 2017. In that capacity, she was responsible for leading engagements and for advising directors and senior executives of financial institutions and fintechs on issues relating to crisis management, corporate governance, risk management, and regulatory strategy. Earlier, Ms. Cho was Special Advisor to Vice Chair Alice M. Rivlin at the Federal Reserve Board in Washington, D.C. and worked on banking policy issues at the White House Office of Management and Budget. Ms. Cho received her Bachelor of Arts degree in Economics from Whitman College and her Master of Arts in Public Policy from the University of Chicago.
The qualifications of Ms. Cho identified by the Board include the following: Ms. Cho has significant knowledge in risk management and regulatory compliance issues. She also has knowledge in strategic initiatives and the security challenges in the financial services industry. Ms. Cho qualifies as an independent director.
Dana L. Crandall has been a director since 2014. Ms. Crandall has over 25 years of experience in executive management and global operations. She has been SVP Customer Experience and Call Center Operations for Comcast, a public company with more than 120,000 employees, since December 2013. Prior to that, Ms. Crandall was a Managing Director and Chief Information Officer of British Telecom from 2009 to 2013, Vice President - Network Strategy and Call Center Operations at Qwest Communications from 2005 to 2009 and served in various other executive-level positions with Qwest Communications from 1992 to 2005. Ms. Crandall received her Bachelor of Science degree in Electrical Engineering from the University of Denver in 1987 and her Master in Business Administration degree from Northwestern University - Kellogg School of Management in 2001.

The qualifications of Ms. Crandall identified by the Board include the following: Ms. Crandall has significant knowledge in strategic planning, technology development, and operations management. She also has knowledge on the fiduciary obligations, governance, operations practices, and other requirements and duties of a public company. Ms. Crandall qualifies as an independent director and serves as Chair of the Technology Committee and as a member of the Audit and Risk Committees.
Philip G. Gaglia has been an Executive Vice President of First Interstate since 2018, a Senior Vice President from 2009 to 2018, and Chief Risk Officer of First Interstate since 2012. Prior to his current position, Mr. Gaglia served as Vice President and General Auditor of First Interstate Bank from 2003 to 2010, in internal audit from 1991 to 2003 and various operations roles from 1989 to 1991. Mr. Gaglia has a Bachelor of Science degree in Business Management from Montana State University - Billings in Billings, Montana and is a graduate of the Pacific Coast Banking School.
John M. Heyneman, Jr. has been a director since May 2018 and was previously a director from 1998 to 2004 and from 2010 to 2016. Mr. Heyneman is based in Sheridan, Wyoming as the Executive Director for the Plank Stewardship Initiative, a nonprofit organization providing technical solutions to ranchers in the Northern Great Plains. Additionally, Mr. Heyneman is Chair of the Padlock Ranch, a diversified cow-calf, farm, and feedlot operation based in Dayton, Wyoming. From 2005 to 2010, Mr. Heyneman was involved in economic development and business recruitment in Sheridan, Wyoming. From 1998 to 2009, Mr. Heyneman managed and worked on large cattle ranches on public, private, and tribal lands in northern Arizona, Utah, Montana, and Wyoming. Mr. Heyneman received a Master of Science Degree from Montana State University, Bozeman and a Bachelor of Arts degree in American Studies from Carleton College. Mr. Heyneman is an N.A.C.D Leadership Fellow and has completed several executive education programs at the Kellogg School of Management, Northwestern University. Mr. Heyneman is the nephew of James R. Scott and the cousin of James R. Scott, Jr., and Jonathan R. Scott. Mr. Heyneman was recommended for Board service by the Scott Family Council.
The qualifications of Mr. Heyneman identified by the Board include the following: Mr. Heyneman brings to the Board executive management and business experience from the agriculture industry. Mr. Heyneman understands the economies of the region and communities the Company serves. Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company. Mr. Heyneman is a member of the Governance & Nominating and Executive Committees.
Jodi Delahunt Hubbell has been the Company’s Chief Operating Officer since 2018 and Executive Vice President and Chief Banking Officer – West from 2017 to 2018. Ms. Delahunt Hubbell has over 30 years of diverse banking experience, including executive leadership roles in retail, small business, commercial, finance, and risk management. Prior to her employment with the Company, Ms. Delahunt Hubbell was Executive Vice President and Director, Risk Management at Zions Bancorporation in Salt Lake City. Beginning her banking career in 1987 as a management trainee in Portland, Oregon, the vast majority of her extensive experience has been in the western United States, with banks such as The Commerce Bank of Oregon, Zions Bancorporation, U.S. Bancorp, and Centennial Bank. Ms. Delahunt Hubbell earned a bachelor’s degree in Business Administration from the University of Portland, received a Human Resource Management Certificate from Villanova University, and completed Wharton’s RMA Advanced Risk Management program in 2016.
Kirk D. Jensen has been Executive Vice President and General Counsel of First Interstate since January 2017, and Senior Vice President and General Counsel from 2016 to 2017. Prior to his employment with First Interstate, Mr. Jensen was a partner with the law firm BuckleySandler LLP in Washington, D.C., from 2009 to 2015, and practiced law with firms in Washington, D.C. since 2001. Mr. Jensen clerked for the Honorable Deanell Reece Tacha, Chief Judge of the United States Court of Appeals for the Tenth Circuit, from 2000 to 2001. He earned his Juris Doctor degree from Duke University School of Law in Durham, North Carolina, and his Bachelor of Arts degree in Classical Studies from Brigham Young University in Provo, Utah.
Dennis L. Johnson has been a director since May 2017. Mr. Johnson has been President and Chief Executive Officer of United Heritage Mutual Holding Company since 2001, and United Heritage Financial Group and United Heritage Life Insurance Company, which are insurance, annuity, and financial products companies, since 1999. Mr. Johnson served as President and Chief Executive Officer of United Heritage Financial Services, a broker-dealer, from 1994 to 1998 and served as General Counsel of United Heritage Mutual Holding Company and certain of its affiliates from 1983 to 1999. Mr. Johnson is a former trustee of the Public Employees Retirement System of Idaho and currently serves on the Idaho Citizens’ Committee on Legislative Compensation, appointed by the Idaho Supreme Court. Mr. Johnson also sits on the Board of Directors of IDACORP, Inc. and Idaho Power Company.

The qualifications of Mr. Johnson identified by the Board include the following: Mr. Johnson has significant experience in the insurance industry and risk management issues. Mr. Johnson qualifies as an independent director, a financial expert, a risk expert, and serves as the Chair of the Risk Committee. Mr. Johnson also is a member of the Technology and Audit Committees.
Ross E. Leckie has been a director since May 2009. In October 2008, Mr. Leckie completed a 27-year career as a partner with KPMG. During that time, his focus was on public companies and financial services clients. Commencing in 2000, Mr. Leckie was based in Frankfurt, Germany, ultimately serving as KPMG's Global Lead Partner for a global investment/universal bank and as a Senior Technical and Quality Review Partner for a global investment/universal bank based in Zurich, Switzerland. After retiring from KPMG, Mr. Leckie continued to provide advisory services on a selective basis for global and domestic financial services companies including Allianz, a global financial services group based in Munich, Germany. In 2011, he joined Allianz in Munich full time, taking on consultative and quality assurance roles in the office of the Chief Financial Officer. After returning to the U.S. in late 2013, he has continued to serve Allianz in Munich on a part-time basis. Additionally, in 2012 and 2013, Mr. Leckie served as Deputy-Chair of the Board and Audit Committee Chair of Allianz Bank Bulgaria.
The qualifications of Mr. Leckie identified by the Board include the following: Mr. Leckie has significant experience in the accounting, auditing and financial services industries, both nationally and internationally. Mr. Leckie has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general. Mr. Leckie has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company. Mr. Leckie qualifies as a financial expert, a risk expert, is an independent director, serves as Chair of the Audit Committee and is a member of the Risk and Executive Committees.
Russell A. Lee has been the Company's Executive Vice President and Chief Banking Officer since January 2020. Mr. Lee will be leading the retail, commercial, and wealth management teams. Mr. Lee joined the company as an Executive Vice President in August 2018 to lead Special Projects. Prior to this, Mr. Lee was President and CEO of Inland Northwest Bank (INB) until it was acquired by First Interstate. Mr. Lee has over 40 years of community banking experience including serving as President of two other Pacific Northwest community banks prior to INB. Mr. Lee has a Master of Business Administration Degree from Western Washington University as well as an undergraduate degree in Cello Performance from Luther College in Decorah, Iowa.
Patricia L. Moss has been a director since May 2017. Ms. Moss served as Chief Executive Officer of Bank of the Cascades and President and Chief Executive Officer of Cascade from 1998 to 2012. She currently serves as a Director of MDU Resources, Inc., the Oregon Investment Council and funds within the Aquila Group of Funds. Ms. Moss is a former board member of Clear One Health Plans, the Oregon Growth Board and has served on various community boards, including Central Oregon Community College, Oregon State University Cascades Campus and St. Charles Medical Center.
The qualifications of Ms. Moss identified by the Board include the following: Ms. Moss has significant banking experience as a result of being CEO of the Bank of the Cascades. This also provides knowledge of the unique history of the company prior to and after merging with First Interstate Bank. Ms. Moss qualifies as an independent director and serves as chair of the Compensation Committee and is a member of the Governance & Nominating, and Executive Committees.
Marcy D. Mutch has been Executive Vice President and Chief Financial Officer since September 2015. Prior to her current role, Ms. Mutch served as the Bank’s Investor Relations Officer from 2010 to 2015 and as Vice President of Corporate Tax from 2006 to 2010. Ms. Mutch contributes over 30 years of financial industry experience and expertise to First Interstate. Prior to joining the Bank, she served in tax and finance positions with Citizens Development Company and as a tax manager for Eide Bailly, LLP. She earned a Bachelor of Science in business administration from Montana State University-Billings in Billings, Montana.

Renee L. Newman has been the Company’s Executive Vice President and Chief Strategy Officer since January 2020. Ms. Newman joined First Interstate in October 2017 to lead Wealth Management and Client Experience. In February 2018, the Board appointed her to the role of Chief Banking Officer, in which she was responsible for all client-facing channels. As First Interstate’s first-ever Chief Strategy Officer, she leads the strategic alignment across the Bank’s business lines to ensure that the Bank is well positioned to meet the rapidly changing needs of our clients, wherever and however they bank. Ms. Newman leads the digital, product, and data and analytics teams as well as oversees marketing, communications, and the client contact center — all with a focus on delivering a meaningful and differentiated client experience. Ms. Newman has over 25 years of diverse banking experience, including significant experience in commercial, retail and wealth management. Her experience spans community, regional, and large financial institutions, including Beneficial State Bank, Umpqua, and Wells Fargo. Prior to her employment with the Company, Ms. Newman served as an executive at Beneficial State Bank in Portland, Oregon, where she oversaw community banking and cash management services. Ms. Newman is a graduate of Oregon State University and Pacific Coast Banking School.
Kade Peterson has been Executive Vice President and Chief Information Officer since May 2018. Mr. Peterson is responsible for all areas of Information Technology, including business application support, infrastructure, and information security. Mr. Peterson’s experience spans community, regional, and large financial institutions. Mr. Peterson was previously with MidSouth Bank where he was Chief Information Officer and with USAmeriBank in Tampa, FL where he was the Chief Operating Officer. Prior to that Mr. Peterson also spent 14 years at Sterling Financial Corporation, having served as its Operations and Technology Executive. He also held a variety of positions with Zions Bancorporation and BMA Core Systems. Mr. Peterson has over 30 years of diverse banking and technology experience including significant experience in continuous improvement, payment systems, and client experience. Mr. Peterson holds a Bachelor of Science in Finance from Weber State University.
James R. Scott, Jr. has been a director since May 2015. Mr. Scott served as a Commercial Loan Manager in Ashland, OR from 2017-2019. Prior to his appointment as Commercial Loan Manager, Mr. Scott was a Vice President in the Missoula Commercial Banking group. From 2010 to 2014, Mr. Scott was an analyst in commercial banking with Citywide Banks of Denver, Colorado. Mr. Scott earned a Bachelor of Science degree in Business Administration from the University of Colorado-Leeds School of Business, as well as a MBA and Master of Science in Finance from the University of Denver-Daniels College of Business. Mr. Scott is the son of James R. Scott, and the cousin of John M. Heyneman, Jr. Mr. Scott was recommended for Board membership by the Scott Family Council. Mr. Scott serves on the Technology and Risk Committees.
The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant banking experience as a result of his years of service to the Company and other family-related businesses. Mr. Scott also possesses knowledge of the Company’s unique challenges, regulatory environment and history. Mr. Scott has significant knowledge in key issues, dynamics and trends that affect the Company.

Jonathan R. Scott has been a director since February 2020. Mr. Scott was previously a director from 2006 to 2011 and 2013 to 2019. Mr. Scott served as President of the Jackson branch from 2011-2019. Prior to that appointment, Mr. Scott served in various management and other positions within the company, including serving as community development officer of First Interstate Bank from 2008 to 2011, president of FIB CT, LLC, dba Crytech, a related non-bank subsidiary, from 2004 to 2008, and an employee of the Financial Services and Marketing Divisions from 1998 to 2004. Mr. Scott received his Bachelor of Science degree in Economics from the University of Montana. Mr. Scott is the nephew of James R. Scott, and the cousin of James R. Scott, Jr., and John M. Heyneman, Jr.
The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has a history of achievement in management positions as a result of his years of service to the Company. Mr. Scott has extensive knowledge of the Company’s unique challenges, regulatory environment, and history.

Corporate Governance

Our Board of Directors is accountable to our shareholders to build long-term shareholder value and to ensure that we operate consistently with Company's strategic direction. The Board’s responsibilities include:

☑	Oversight of mission, vision, and values;
☑	Hiring and evaluating our Chief Executive Officer;
☑	Providing oversight of management regarding strategic direction;
☑	Ensuring management succession;
☑	Monitoring our performance against established criteria;
☑	Overseeing adherence to ethical practices;
☑	Overseeing compliance with federal and state law;
☑	Ensuring that full and fair disclosure is provided to shareholders, regulators, and other constituents;
☑	Overseeing risk management; and
☑	Approving policies for Company operations.

Board Structure and Composition
The size of our Board must be at least five and not more than eighteen, in accordance with our bylaws. At the end of fiscal year 2019, there were thirteen directors serving on the Board. After the annual meeting, assuming the election of the director nominees as contemplated herein, and expiration of the tenures of Mr. Steven J. Corning, Dr. Charles E. Hart, MD, and Mr. Peter I. Wold, Teresa Taylor's resignation in February 2020, and Jonathan R. Scott's subsequent appointment to the board, as discussed elsewhere herein, the Board will have eleven directors divided into three groups with staggered three-year terms.

Our governance standards require the Board’s Governance & Nominating Committee to review the qualifications of candidates to the Board, of which diversity is one of the criteria. This assessment includes the consideration of personal and professional ethics and integrity, including a candidate’s reputation for integrity in the business community; diversity among the existing Board members; specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry and whether the candidate has served in policy-making roles in business, government, education, or other areas that are relevant to the Company’s regional activities; financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; professional and personal accomplishments, including involvement in civic and charitable activities; educational background; and whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board.

Controlled Company Exemptions
We qualify as a “controlled company” under the NASDAQ Marketplace Rules because the Scott Family FIBK Shareholder Group, by virtue of its beneficial ownership of both Class A common stock and high-vote Class B common stock, controls more than 50% of the voting power of our outstanding common stock. As a “controlled company,” we are eligible for and have elected to take advantage of exemptions from the NASDAQ corporate governance requirements to avoid having a compensation and nominating committee composed entirely of independent directors. At such time that the total number of outstanding shares of our high-vote Class B common stock constitutes less than 20% of the total number of all of our outstanding shares of Class A common stock and Class B common stock, the outstanding shares of Class B common stock will automatically convert on the next record date for a shareholder meeting on a share-for-share basis into shares of Class A common stock. If that were to occur, the Scott Family FIBK Shareholder Group would no longer beneficially own shares constituting a majority of the voting power of our outstanding common stock and we would, by virtue thereof, no longer be a “controlled company” eligible to avail ourselves of these exemptions from the NASDAQ rules. As of March 6, 2020, the outstanding shares of our Class B common stock represented approximately 34% of the total number of all our outstanding shares of common stock.

Director Independence
The Board evaluates the independence of each director, including nominees for election to the Board, in accordance with applicable laws and regulations, the NASDAQ Marketplace Rules, and our corporate governance guidelines. As a “controlled company” under the NASDAQ Marketplace Rules, we are exempt from the requirement to have a majority of independent directors on our Board. Nevertheless, our corporate governance guidelines require that a majority of our Board members meet the director independence standards under the NASDAQ Marketplace Rules. All members of our Audit Committee are also independent directors as defined in applicable law and regulation.

The Board has determined that the following continuing directors and director nominees are independent in accordance with such standards:

Alice S. Cho	David L. Jahnke	Ross E. Leckie
Dana L. Crandall	Dennis L. Johnson	Patricia L. Moss
The Board considers all relevant facts and circumstances in determining independence, including, among other things, making an affirmative determination that the director has no material relationship with the Company directly or as an officer, shareholder, or partner of an organization that has a material relationship with the Company. In its determination of independence, the Board considered that the Company conducts banking and credit transactions in the ordinary course of business with certain independent directors. See “Certain Relationships and Related Transactions” below. The Company employs, in non-executive roles, family members of certain directors. None of these transactions or relationships were deemed by the Board to impair the independence of any of these directors.

Separate Chair of the Board and Chief Executive Officer Roles

Our Board has chosen to separate the roles of Chair of the Board and Chief Executive Officer. Currently James R. Scott serves as Chair of the Board. Effective at the end of the annual meeting of shareholders, the Board has appointed David L. Jahnke, an independent director who currently serves as Vice Chair of the Board, as Chair of the Board. We believe that separating the roles of Chief Executive Officer and Chair of the Board best serves the current needs of our Company and our shareholders. Our Chair manages the overall Board function, and his current responsibilities include presiding at meetings of the Board; establishing the agenda for each Board meeting in consultation with any Vice Chair or Lead Independent Director, our Chief Executive Officer, and other senior management as appropriate; helping to establish, coordinate and review the criteria and methods for evaluating, at least annually, the effectiveness of the Board and its committees; and exercising such other powers and duties as set forth in our bylaws and as may from time to time be assigned to him by the Board. The separation allows the Chair to focus on management of Board matters and allows our Chief Executive Officer to focus on the general supervision, direction, and control of our business affairs, and ensure that all orders and resolutions of the Board are implemented. Additionally, we believe the separation of roles ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing our Chief Executive Officer’s performance.

Vice Chair
The Vice Chair, a position currently held by independent director David L. Jahnke, serves as a liaison between the Chair, management, and independent directors as well as between the Scott family and independent directors; calls and presides over meetings of the independent directors no less than semi-annually and more often as appropriate. David L. Jahnke will become Chair of the board after the annual meeting and the Vice Chair position will be vacant.

Board Meetings and Attendance
Directors are expected to attend all meetings of the Board and each committee on which they serve, as well as our annual meeting of shareholders. In 2019, our Board, as then constituted, met eight times, with each serving director who served for the entire year attending at least 75% of the total number of meetings of the Board. All our continuing directors attended our 2019 annual meeting of shareholders with the exception of one.

Director Nomination, Selection and Qualifications
The Governance & Nominating Committee is responsible for identifying and evaluating director nominees and recommending to the Board a slate of nominees for election at each annual meeting of shareholders. When formulating its recommendations for director nominees, the Governance & Nominating Committee considers recommendations offered by our Chief Executive Officer, our shareholders, and any outside advisors the Governance & Nominating Committee may retain. The Scott Family Shareholder Group recommends Scott family members to the Governance & Nominating Committee for consideration as candidates for Board membership. All candidates for Board membership, including those recommended by the Scott Family Shareholder Group, are evaluated by the Governance & Nominating Committee on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties. The qualifications, attributes, and skills of each nominee, together with their business experience, led to the conclusion that each nominee is qualified to serve as a director of the Company.

The Scott family does not approve candidates for Board membership prior to their nomination by the Governance & Nominating Committee and there are no arrangements or understandings between any candidate and the Scott family that require disclosure pursuant to Item 401(a) of Regulation S-K.

We do not have a formal policy concerning shareholder recommendations of candidates for Board membership. The Board views that such a formal policy is not necessary given the procedures described above and our willingness to consider candidates recommended by shareholders. Shareholders may recommend candidates by writing to our Corporate Secretary at our headquarters, 401 N. 31st Street, Billings, Montana 59101, giving the candidate’s name, contact information, biographical data, and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. See “Shareholder Proposals” and “Shareholder Communications with the Board” contained herein.

Board Committees and Related Matters
The Board has six standing committees: Audit, Compensation, Executive, Governance & Nominating, Risk, and Technology. In addition to these committees, our Chair of the Board may from time to time designate and appoint, on a temporary basis, one or more directors to assist in the form of a limited or special assignment in the performance or discharge of any powers and duties of the Board or any committee thereof.

The Board makes committee and committee chair assignments annually at its meeting immediately following the annual meeting of shareholders, although further changes may be made thereafter from time to time as deemed appropriate by the Board. As a result, the full year 2019 committee membership and meeting information provided below includes information regarding the composition and activities of each of the committees and their members both before and after the annual meeting and other committee realignment determinations made by the Board, as well as individual director decisions made during the year. Each committee has a Board-approved charter, which is reviewed annually by the respective committee. Recommended changes, if any, are submitted to the Board for approval. Each committee may retain and compensate consultants or other advisors as provided by the committee charter and as necessary for it to carry out its duties. A copy of the charters for each standing committee can be found on the Company’s website at www.FIBK.com by selecting “Governance Documents.” The current membership of each committee, as well as information regarding those members’ attendance at committee meetings held while the director was a member of the committee, is provided below.

Current Committee Assignments

Audit Committee
Chair: Ross E. Leckie*	Additional Members: Dana L. Crandall, Dennis L. Johnson, and Peter I. Wold	Independence: Each member of the Audit Committee is independent under applicable law and NASDAQ Marketplace Rules
Meetings Held in 2019: 8
*Mr. Leckie was appointed Chair in November 2019. Prior to Mr. Leckie's appointment, David L. Jahnke had served in the Chair role since May 2017.
Audit Committee Financial Literacy and Expertise: Our Board has determined that Dennis L. Johnson and Ross E. Leckie, qualify as “audit committee financial experts” as that term is defined in applicable law and each of the Audit Committee members have the requisite financial literacy and accounting or related financial-management expertise required generally of an Audit Committee member under the applicable standards of the SEC and NASDAQ. The Audit Committee represents and assists our Board in its oversight responsibility relating to the quality and integrity of the Company’s financial statements and related internal controls; internal and external audit independence, qualifications, and performance; and the processes for monitoring compliance with laws and regulations. The Audit Committee oversees the appointment, compensation, and retention of our independent registered public accounting firm, including the performance of permissible audit, audit-related and non-audit services, and the associated fees. The Audit Committee is also responsible for establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting, reporting, internal control, or auditing matters as well as monitoring our compliance with ethics programs. Each serving committee member attended at least 75% of the meetings during the period of the director’s membership.

Compensation Committee
Chair: Patricia L. Moss	Additional Members: James R. Scott, Steven J. Corning, and Charles E. Hart, M.D.	Independence: Ms. Moss, Mr. Corning, and Dr. Hart, are independent under applicable NASDAQ Marketplace Rules
Meeting Held in 2019: 6
The Compensation Committee has overall responsibility for reviewing and approving corporate goals relevant to compensation for executive officers and evaluating the effectiveness of our compensation practices in achieving our strategic objectives, encouraging behaviors consistent with our values, and aligning performance objectives consistent with our vision. The Compensation Committee evaluates the performance of our Chief Executive Officer, approves the compensation of our executive officers, recommends approval of the compensation of the Chief Executive Officer, and oversees succession planning for our executive officers. The Compensation Committee is also responsible for the Company’s equity and incentive compensation plans and operation of compensation programs affecting the Company’s employees generally. In addition, the Compensation Committee recommends compensation for Board members. Each serving committee member attended at least 75% of the meetings during the period of the director’s membership. All awards granted to the Company’s officers who are subject to Section 16 of the Exchange Act (“Section 16 Officers”) were approved by the Board's non-employee directors as that term is defined for purposes of Rule 16b-3 under the Exchange Act (collectively the “Outside Members”). The Compensation Committee has delegated authority to our Chief Executive Officer to make awards to employees who are not Section 16 Officers.

Compensation Committee
Compensation Consultant. The Compensation Committee has retained the services of Pearl Meyer & Partners (“Pearl Meyer”), a compensation consulting firm, to assist with its executive compensation review and to provide competitive market data. A consultant from Pearl Meyer generally attends the Compensation Committee meetings at which executive officer compensation is discussed and provides information, research, and analysis pertaining to executive compensation and updates on market trends as requested by the Compensation Committee. In connection with its engagement of Pearl Meyer, the Compensation Committee considered various factors bearing upon Pearl Meyer’s independence including, but not limited to, the amount of fees received by Pearl Meyer from the Company, Pearl Meyer’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Pearl Meyer’s independence. After reviewing these and other factors, the Compensation Committee determined that Pearl Meyer was independent and that its engagement did not present any conflicts of interest. Pearl Meyer does not provide executive compensation services to the Company. The Compensation Committee sets compensation levels based on the skills, experience, and achievements of each executive officer, considering market analysis and input provided by Pearl Meyer and the compensation recommendations of our Chief Executive Officer, except with respect to his own position. The Compensation Committee believes that input from both Pearl Meyer and our Chief Executive Officer provides useful information and perspective to assist the Compensation Committee in determining the appropriate compensation.

Compensation Committee Interlock and Insider Participation. Each of Patricia L. Moss, James R. Scott, Steven J. Corning, and Charles E. Hart, M.D. served on the Company's Compensation Committee in 2019. No members of the Compensation Committee who served during 2019 were officers or employees of the Company during the year, or were former officers of the Company, or had any relationship requiring disclosure under the caption "Related party Transactions" included below in this proxy statement other than James R. Scott, who has served as Chair of the Board since 2016 and as Vice Chair in prior periods. No executive officer of the Company served on the compensation committee or board of directors of another company that had an executive officer who served on the Company's Compensation Committee or Board.

Executive Committee
Chair: James R. Scott	Additional Members: Kevin P. Riley, John M. Heyneman, Jr., David L. Jahnke, Ross E. Leckie, and Patricia L. Moss	Independence: Mr. Jahnke, Mr. Leckie, and Ms. Moss, are independent under applicable NASDAQ Marketplace Rules
Meetings Held in 2019: 11
The Executive Committee functions and acts on behalf of the Board between regularly scheduled board meetings, usually when time is critical, and assists the Board in carrying out its responsibility to monitor our capital management, strategic planning and budgeting, mergers and acquisitions, tax allocation, and management fees policies. Each serving committee member attended at least 75% of the meetings during the period of the director’s membership.

Governance & Nominating Committee
Chair: John M. Heyneman, Jr.*	Additional Members: James R. Scott, Charles E. Hart, M.D., David L. Jahnke, and Patricia L. Moss	Independence: Mr. Jahnke, Dr. Hart, and Ms. Moss are independent under applicable NASDAQ Marketplace Rules
Meetings Held in 2019: 4
*Mr. John M. Heyneman, Jr. was appointed Chair in February 2020. Prior to Mr. Heyneman's appointment, Teresa A. Taylor, a former director, had served in the Chair role during 2019.
The Governance & Nominating Committee has primary responsibility for oversight of the Company’s corporate governance needs and assists the Board with the process of identifying, evaluating, and nominating candidates for membership to our Board. In addition, the Governance & Nominating Committee evaluates the performance of our Chair and oversees the functions and needs of the Board and its committees, including overseeing the orientation and development of Board members, evaluating the effectiveness of the Board, each committee, and the respective performance of each Board member, evaluating services provided to and communications with shareholders, and reviewing and approving related party transactions. The Governance & Nominating Committee also reviews each committee’s annual objectives. The objectives of all committees are discussed in a meeting of the Chair, and any Vice Chair or Lead Independent Director of the Board, and the committee chairs to increase the efficiency of the work of the Board and the committees. A subcommittee of independent directors of the Committee approves related-party transactions. Each serving committee member attended at least 75% of the meetings during the period of the director’s membership.

Risk Committee
Chair: Dennis L. Johnson	Additional Members: Steven J. Corning, Dana L. Crandall, Ross E. Leckie, and James R. Scott, Jr.	Independence: Mr. Johnson, Mr. Corning, Ms. Crandall, and Mr. Leckie are independent under applicable NASDAQ Marketplace Rules
Meetings Held in 2019: 4
The Risk Committee assists the Board in fulfilling its risk oversight responsibilities. Additionally, the Risk Committee oversees the Company’s enterprise-wide risk management program and corporate risk function, which include the strategies, policies, and systems established by senior management to identify, assess, measure, monitor, and manage the Company’s significant risks. The Risk Committee assesses whether management’s implementation of the program is further capable of managing those risks consistent with the Company’s risk appetite, monitor whether the Company’s most significant enterprise-wide risk exposures are in alignment with the Company’s appetite for risk, and coordinates with and serves as a resource to the Board of Directors and other Board committees through facilitation of the understanding of enterprise-wide risk management processes and effectiveness. Each serving committee member attended at least 75% of the meetings during the period of the director’s membership.
*Mr. Johnson was appointed Chair in November 2019. Prior to Mr. Johnson's appointment, Ross E. Leckie had served in the Chair role since May 2017.

Technology Committee
Chair: Dana L. Crandall	Additional Members: James R. Scott, Charles E. Hart, M.D., Dennis L. Johnson, James R. Scott Jr., and Peter I. Wold	Independence: Ms. Crandall, Dr. Hart, Mr. Johnson, and Mr. Wold are independent under applicable NASDAQ Marketplace Rules
Meetings Held in 2019: 4
The Technology Committee assists the Board by providing oversight of our technology initiatives to allow the Company to meet its strategic objectives. The Technology Committee also assesses and monitors technology, information and cybersecurity risks; monitors technology and industry trends; and evaluates management’s assessment of their effects on our strategy and their implications for long-range planning. Each serving committee member attended at least 75% of the meetings during the period of the director’s membership.

Board’s Role in Risk Oversight
It is the responsibility of the Chief Executive Officer to fulfill the Board’s expectation of a strong risk management culture throughout the organization. It is the responsibility of the Chief Risk Officer to ensure an appropriate risk management framework is implemented to identify, assess, and manage our exposure to risk. The Board and its committees play an important role in overseeing executive management’s performance of their responsibilities relating to risk management. In general, this oversight includes working with executive management to determine an appropriate risk management culture, monitoring the amounts and types of risk taken in executing our business strategy, and evaluating the effectiveness of risk management processes against the policies and procedures established to control those risks. We have adopted a risk management oversight structure designed to ensure that all significant risks are actively monitored by the entire Board or one of its committees. Furthermore, given the importance of the Bank’s operations to us, additional risk management oversight is provided by the Bank’s board of directors.

In most cases, our respective Board committees are responsible for the oversight of specific risks as outlined in each of their respective charters. For example, in addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the Audit Committee has been delegated responsibility for oversight of risks associated with our internal controls, monitoring the implementation of our code of ethics, and overseeing responses to reports of examination. The Compensation Committee has been delegated responsibility for oversight of our compensation programs, including evaluating whether any of these programs contain features that promote excessive risk-taking by management and other employees, either individually or as a group. The Executive Committee oversees our capital positions and capital management activities to ensure compliance with applicable regulatory requirements and to ensure that our capital levels are a source of financial strength. The Governance & Nominating Committee has been delegated responsibility for establishing and reviewing the adequacy of our code of conduct; reviewing and approving related party transactions; developing criteria and qualifications for Board membership; considering, recommending, and recruiting candidates to fill new or vacant positions on the Board; oversight of our Environmental, Social, and Governance ("ESG") program; and ensuring an effective and efficient system of governance is in place. The Risk Committee further assists the Board in fulfilling its risk oversight responsibilities by monitoring whether our risk governance processes are adequate, our enterprise-wide risk monitoring activities are appropriate, and our enterprise-wide risk program is effective. The Risk Committee also provides oversight for compliance, credit, liquidity, and market risk. The Technology Committee has been delegated responsibility for oversight of adequate processes to protect our data. The committee chairs meet bi-annually to review each committee’s responsibilities for the oversight of specific risks.

In addition to oversight of risk management by the Board and its committees, the Bank’s board of directors and its committees have the responsibility for overseeing management of the Bank’s lending activities, liquidity and capital position, asset quality, interest rate risk, and investment strategies. The chair of the Bank’s board communicates relevant information with respect to these activities to the Company's full Board.

The Board’s committees carry out their responsibilities by requesting and obtaining reports and other information from management with respect to relevant risk areas. In addition to our committee structure, our entire Board periodically receives reports and information about key risks and enterprise risk management from the chief risk officer.

Shareholder Communications with the Board
We have not, to date, developed a formal process for shareholder communications with the Board. We believe our current informal process, in which any communication sent to the Board either generally or in care of the Chief Executive Officer, Corporate Secretary, or other corporate officer or director is forwarded to all members of the Board, has adequately served the Board’s and the shareholders’ needs.

Environmental, Social, and Governance Oversight
The Governance & Nominating Committee of the Board has primary oversight of our efforts to be responsible stewards of the environment, to be a good corporate citizen in our communities, and to maintain strong governance practices.

This oversight helps us focus better on how we impact our key stakeholders and communities, while also strengthening our business performance.

We are focused on responsible and sustainable growth and environmental, social, and governance leadership. Additional information concerning our environmental, social, and governance efforts can be found on the Company’s website at www.FIBK.com by selecting “Environmental, Social, and Governance Report.” The information contained on our website with respect to our environmental, social, and governance efforts and our Environmental, Social, and Governance Report that can be reviewed there shall not be deemed to be a part of, or incorporated by reference in, this proxy statement for any purpose.

Financial Code of Ethics
Our Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officers or other persons performing similar functions are required to comply with our Financial Code of Ethics.

The purposes of the Financial Code of Ethics are as follows:

•to deter wrongdoing and to promote, among other things, honest and ethical conduct;
•to promote full, fair, accurate, timely, and understandable disclosure in SEC and public filings;
•to promote compliance with applicable laws, rules, and regulations;
•to facilitate prompt internal reporting of violations of the Financial Code of Ethics; and
•to provide accountability for adherence to such code.

Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone hotline or the use of an internet-based reporting system. All concerns and complaints are reported to our Chief Audit Executive, General Counsel, Chief Risk Officer, and Financial Crimes Manager, among others. Investigations are monitored by the Chief Audit Executive who is responsible for reporting complaints to the Audit Committee. A current copy of our Financial Code of Ethics can be found in Exhibit 14.1 to the Company’s Annual Report on Form 10-K. There were no amendments to or waivers from our Financial Code of Ethics in 2019, and we intend to disclose any future amendments to or waivers from our Financial Code of Ethics on our website at www.FIBK.com.

Proposal Two
Ratification of Appointment of Independent Registered Public Accounting Firm

RSM US LLP was appointed by the Audit Committee of the Board as our independent registered public accounting firm for the year ending December 31, 2020. While the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, the Audit Committee has requested that the Board submit the selection of RSM US LLP to our shareholders for ratification as a matter of good corporate governance. No representatives of RSM US LLP are expected to be present at the annual meeting.
Neither the Audit Committee nor the Board is required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection of RSM US LLP as the selected independent registered public accounting firm, the Audit Committee will consider whether to retain RSM US LLP or to select another independent registered public accounting firm. Furthermore, even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.
Proxies solicited hereby will be voted for the proposal unless a vote against the proposal or an abstention is specifically indicated. If a quorum is present at the annual meeting, the affirmative vote of a majority of the voting power of the shares entitled to vote and present in person or represented by proxy at the annual meeting are needed to ratify the appointment of the independent registered public accounting firm. This means that the appointment of RSM US LLP as the independent registered public accounting firm for the Company will be ratified if more than 50% of the votes present in person or by proxy and entitled to vote at the annual meeting are cast by shareholders in favor of ratification.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee charter requires advance approval of all audit and non-audit services performed by the independent registered public accounting firm to assure that such services do not impair the auditor’s independence from the Company.  The Audit Committee may delegate the authority to pre-approve services to the Audit Committee chair or any two other members of the Audit Committee, subject to ratification by the Audit Committee at its next committee meeting. In 2018 and 2019, all of the fees paid to our independent auditor were approved in advance by the Audit Committee.

Principal Accounting Fees and Services
RSM US LLP has been the Company’s independent registered public accounting firm since 2004. RSM US LLP was paid the following fees for services performed during the fiscal years ended December 31, 2019 and 2018:

	2019	2018
Audit fees (1)	$1,077,000	$912,100
Audit-related fees (2)	—	36,510
Tax fees	—	—
All other fees	—	—

(1)	Audit fees consist of fees for the audit of the financial statements included in our Annual Report on Form 10-K and reviews of the Quarterly Reports on Form 10-Q, including procedures related to acquisitions.
(2)	Audit-related fees for 2018 consist of fees for review of our registration statements on Form S-4 filed with the SEC on June 8, 2018 and November 28, 2018 and our Form S-4/A filed with the SEC on July 2, 2018.

Audit Committee Report
The Audit Committee of the Board of Directors is currently composed of four independent directors and operates under a charter approved by the Board of Directors. The SEC and the NASDAQ exchange have established standards relating to Audit Committee membership and functions. With regard to such membership standards, the Board has determined that Dennis L. Johnson and Ross E. Leckie meet the requirements of an “audit committee financial expert” as defined by the SEC and each of the Audit Committee members have the requisite financial literacy and accounting or related financial management expertise required generally of an Audit Committee member under the applicable standards of the SEC and NASDAQ.
The primary duties and responsibilities of the Audit Committee are to monitor: (i) the quality and integrity of the financial statements and related internal controls; (ii) the internal audit and independent registered public accounting firm’s qualifications and independence; (iii) the performance of the Company’s internal audit function and independent auditors; and (iv) compliance by the Company with legal and regulatory requirements. While the Audit Committee has the duties and responsibilities set forth above and those set forth in its charter: management is responsible for the internal controls and the financial reporting process; the Company’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Chief Audit Executive, who is accountable to the Audit Committee; and the independent registered public accounting firm is responsible for performing an integrated audit of our financial statements and of the effectiveness of our internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB) and issuing a report thereon.

The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also relies on the opinions of the independent auditors on the consolidated financial statements and on the effectiveness of internal control over financial reporting. The Audit Committee’s oversight does not provide assurance that management’s and the auditor’s opinions and representations are correct.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and internal audit, and has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2019 with management and the independent registered public accounting firm. The Audit Committee’s review of and discussions about the financial statements included discussions about the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors all matters required to be discussed by the applicable standards issued by the PCAOB and has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence and any relationships that might have an impact on their objectivity and independence and reviewed and approved the amount of fees paid for audit and audit-related services.
Based upon a review of the reports and discussions with management, the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, subject to the limitations on its role and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. RSM US LLP (RSM) has been retained as the Company’s independent registered public accounting firm continuously since they were appointed in fiscal 2004. In determining whether to reappoint RSM, the Audit Committee takes into consideration various factors, including: the historical and recent performance of RSM on the audit; its professional qualifications; the quality of ongoing discussions with RSM; external data, including recent PCAOB reports on RSM; the appropriateness of fees and RSM’s tenure, including the benefits of that tenure, and the controls and processes in place (such as rotation of key partners every five years) that help ensure RSM’s continued independence in the face of such tenure. As part of the normal rotation, a new lead partner was selected for 2019. The process for selection of the new lead engagement partner included meetings between the candidates for that role and senior management and the Chair of the Audit Committee, as well as discussion with the full Audit Committee. The Audit Committee has selected RSM to be the Company’s independent registered public accounting firm for fiscal 2020.
Submitted by the Audit Committee of the Board of Directors:

Dana L. Crandall	Dennis L. Johnson	Ross E. Leckie	Peter I. Wold

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 6, 2020 for (i) each of our directors and director nominees, (ii) each of the executive officers named in the summary compensation table, (iii) all directors and executive officers as a group, and (iv) beneficial owners of more than 5% of a class of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us or disclosed in filings made with the SEC, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Percentage of class beneficially owned as of March 6, 2020 is based on 43,161,802 shares of Class A common stock and 22,087,235 shares of Class B common stock outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed shares of each class of common stock subject to options held by that person that were exercisable on or within 60 days of March 6, 2020 to be outstanding. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. In computing the number of shares of Class A common stock beneficially owned by a person and the percentage of Class A common stock ownership of that person, we assumed the conversion of any Class B common stock beneficially owned by such person into Class A common stock on a share-for-share basis. We did not deem these shares converted, however, for the purpose of computing the percentage ownership of any other person.

Descendants of Homer Scott, Sr., our founder, and a partnership controlled by one of them, who own collectively and in the aggregate approximately 25.1% of our outstanding common stock and over 50% of the voting power of our outstanding common stock, are members of a “group,” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This group is composed of Risa K. Scott, N Bar 5, Limited Partnership, which is an entity controlled by Risa K. Scott, James R. Scott, John M. Heyneman, Jr., Thomas W. Scott, Homer A. Scott, Jr., Susan S. Heyneman, James R. Scott, Jr., Jonathan R. Scott, and Jeremy P. Scott.

Unless otherwise noted below, the address for each director, director nominee, named executive officer and beneficial owner of more than 5% of a class of our common stock listed in the table below is: c/o First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59101.

Beneficial Ownership Table
	Class A Common Stock		Class B Common Stock
	Beneficially Owned		Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number	Percent

Directors and nominees for director
James R. Scott (1)	4,673,983	9.8	4,605,417	20.9
John M. Heyneman, Jr.(2)	1,589,888	3.6	1,584,057	7.2
Jonathan R. Scott (3)	731,592	1.7	731,158	3.3
Kevin P. Riley	94,994	*	—	*
James R. Scott, Jr.	91,397	*	46,570	*
Charles E. Hart, M.D. (4) #	30,471	*	—	*
Steven J. Corning (5) #	27,181	*	—	*
David L. Jahnke	12,779	*	—	*
Peter I. Wold #	10,591	*	6,884	*
Patricia L. Moss (6)	9,634	*	—	*
Ross E. Leckie	8,028	*	—	*
Dana L. Crandall	6,464	*	—	*
Dennis L. Johnson	3,663	*	—	*
Alice S. Cho	—	*	—	*

Named executive officers who are not directors
Marcy D. Mutch (7)	30,125	*	—	*
Kirk D. Jensen	13,475	*	—	*
Jodi Delahunt Hubbell	14,052	*	—	*
Philip G. Gaglia (8)	9,061	*	—	*

All executive officers and directors as a group (20 persons)	7,374,002	14.7	6,974,086	31.6

5% or greater security holders
Scott Family FIBK Shareholder Group (9)	16,362,262	27.6	16,195,802	73.3
First Interstate Bank (10)	4,633,628	9.8	3,970,573	18.0
Risa K. Scott (11)	4,303,561	9.1	4,303,476	19.5
N Bar 5, Limited Partnership	3,795,676	8.1	3,795,676	17.2
The Vanguard Group, Inc. (12)	3,777,075	8.8	—	*
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(13)	2,775,018	6.4	—	*
55 East 52nd Street
New York, NY 10055
Macquarie Group, Limited (14)	2,584,749	6.0	—	*
50 Martin Place
Sydney, NSW 2000 C3 2000

* Less than 1% of the class of common stock outstanding.
# The tenures of Steven J. Corning, Charles E. Hart, M.D., and Peter I. Wold will end on May 5, 2020.

(1)Includes sole voting and dispositive power over 2,266,402 Class B shares held beneficially as co-trustee of the James R. Scott Revocable Trust, 1,901,036 Class B shares owned beneficially as managing partner of J.S. Investments Limited Partnership, with respect to which Mr. Scott acts as the managing general partner, 73,002 Class B shares owned beneficially as conservator for a Scott family member custodial account, 17,764 Class A shares owned beneficially through Mr. Scott’s 401(k) plan account pursuant to the Savings and Profit Sharing Plan of First Interstate BancSystem, Inc. (the “profit sharing plan”), and 14, 437 Class A shares held beneficially through a brokerage account for the benefit of a trust with respect to which Mr. Scott is trustee and a beneficiary. Includes shared voting and dispositive power over 35,240 Class B shares owned beneficially as president of the James R. and Christine M. Scott Family Foundation, 7,096 Class B shares held beneficially as co-trustee of a trust for a Scott family member, and 322,641 Class B shares and 30,098 Class A shares held beneficially as a board member of Foundation for Community Vitality, a non-profit organization.
(2)Includes sole voting and dispositive power over 1,085,792 Class B shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership, and shared voting and dispositive power over 343,344 Class B shares held beneficially as co-trustee for four separate trusts established for the benefit of Scott family members. Mr. Heyneman disclaims beneficial ownership of the shares owned by Towanda Investments, Limited Partnership, except to the extent of his pecuniary interest therein, and the several trusts.
(3)Includes sole voting and dispositive power over 564,731 Class B shares held beneficially as trustee of the Jonathan R. Scott Trust. Includes shared voting and dispositive power over 166,162 Class B shares held by two trusts, with respect to which Mr. Scott is the co-trustee. r. Scott disclaims beneficial ownership of all Class B shares held by the trusts, the beneficiaries of which are various family members.
(4)Includes 4,186 Class A shares issuable under stock options.
(5)Includes 1,972 Class A shares issuable under stock options.
(6)Includes 380 Class A shares owned through our profit-sharing plan.
(7)Includes 164 Class A shares owned through our profit-sharing plan.
(8)Includes 1,079 Class A shares owned through our profit-sharing plan.
(9) The Scott Family Control Group is composed of Risa K. Scott, N Bar 5, Limited Partnership, James R. Scott, John M. Heyneman, Jr., Thomas W. Scott, Homer A. Scott, Jr., Susan S. Heyneman, James R. Scott, Jr., Jonathan R. Scott, and Jeremy Scott. The shares beneficially owned by the Scott Family FIBK Shareholder Group collectively represents 52.8% of the voting power of the outstanding common stock.
(10)Includes shared voting and dispositive power over 561,016 Class A shares that may be deemed to be beneficially owned as trustee of our profit sharing plan, 12,414 Class A shares held as trustee for a Scott family member and, 7,096 Class B shares held as trustee for another Scott family member. Includes shared dispositive power but no voting power over 14,987 Class A shares and 2,960,829 Class B shares held as trustee for six Scott family members. Includes sole dispositive power over 951,224 shares of common stock held as trustee for twenty Scott family members, with respect to 389,503 Class B shares of which there is sole voting power, and with respect to 28,832 Class A shares and 532,889 Class B shares there is no voting power. Also includes shared voting power and no dispositive power over 45,860 Class A shares and 80,256 Class B shares held as trustee for two Scott family members.
(11)Includes 3,795,676 shares of Class B Stock held by N Bar 5, Limited Partnership, over which Ms. Scott has sole voting and dispositive power as its managing general partner. Ms. Scott disclaims beneficial ownership of the shares owned by N Bar 5, Limited Partnership, except to the extent of her pecuniary interest therein. Ms. Scott has sole voting and dispositive power over an additional 285,601 shares of Class B Stock held by a trust for which Ms. Scott serves as trustee and is a beneficiary. Ms. Scott has shared voting and dispositive power over an additional 85,836 shares of Class B Stock held by a family trust, of which Ms. Scott is the co-trustee and beneficiary.
(12)Based solely on an amendment to Schedule 13G filed with the SEC on February 10, 2020, includes(1) 35,910 Class A shares with respect to which the reporting person has sole voting power, (2) 3,871 Class A shares with respect to which the reporting person has shared voting power, (3) 3,742,256 Class A shares with respect to which the reporting person has sole dispositive power, and (4) 34,819 Class A shares with respect to which the reporting person has shared dispositive power. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of the reporting person, also reports beneficial ownership over 30,948 Class A shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of the reporting person, also reports beneficial ownership over 8,833 Class A shares as a result of its serving as investment manager of Australian investment offerings.
(13)Based solely on an amendment to Schedule 13G filed with the SEC on January 2, 2020, the reporting person reports sole voting power over only 2,686,036 of the Class A shares.
(14)Based solely on an amendment to Schedule 13G filed with the SEC on February 12, 2020, includes 2,574,200 Class A shares over which Macquarie Investment Management Business Trust, the reporting person’s wholly owned subsidiary, reports sole voting and dispositive power. The principal business address of Macquarie Investment Management Business Trust is reported as 2005 Market Street, Philadelphia, PA 19103.

Compensation Discussion and Analysis

The compensation discussion and analysis (“CD&A”) describes our executive compensation program for the following 2019 executive officers, collectively referred to as the “Named Executive Officers”:

•Kevin P. Riley, President and Chief Executive Officer
•Marcy D. Mutch, Executive Vice President and Chief Financial Officer
•Jodi Delahunt Hubbell, Executive Vice President and Chief Operating Officer
•Kirk D. Jensen, Executive Vice President and General Counsel
•Philip Gaglia, Executive Vice President and Chief Risk Officer

2019 Performance
In 2019 we aimed high and are very proud of our accomplishments! Financially, we continue to see year over year growth in our earnings per share and achieve a return on equity in the top quartile of our peer group. Ultimately, we are able to share this success with our shareholders through increased dividends. During 2019, we increased quarterly dividends by 10.7% to $0.31 per common share, and we recently announced a 9.7% increase in quarterly dividends to $0.34 per common share for the first quarter of 2020, which equates to an annualized yield of 3.24% based on the $41.91 average closing price of our stock during the fourth quarter of 2019.

We had extraordinary participation in our employee engagement survey, with almost 95% of our employees providing feedback. The outcome of the survey exceeded our expectations and every element included in the assessment showed improvement over last year.

We made significant progress throughout the organization to streamline and standardize processes that allow us to be scalable, efficient and better serve our clients. We also simplified our core operating environment. This creates a better experience for both our employees and our clients. We implemented a new financial software that will provide us with better tools to measure and monitor our financial performance. We successfully acquired and integrated two banks – welcoming Idaho Independent Bank and Community First Bank to the family – which solidified our position in the state of Idaho.

We remained focused on our ability to preserve our net interest margin while transforming our systems and processes to ensure First Interstate’s relevancy today and into the future. In 2019 we increased our digital offerings with the introduction of our digital wealth management platform, the on-line mortgage application platform and our consumer and business credit card application platforms. The ability to deliver a digital experience while still maintaining strong traditional delivery channels has become table stakes in the banking industry and we continue to look for the right opportunities to accelerate the growth of our digital product portfolio.

Despite all this change, our core community-banking model is the fundamental building block which gives us the ability to continue to grow. This is our “secret sauce”. In 2019, our profitability allowed us to give back $5.2 million to over 1,400 organizations, many of which served low-to-moderate income individuals. As a Company and as individuals, we will continue to play an integral role in the towns and cities in which we serve, helping people and their money work better together while giving back with our time, our money and our hearts.

Three-year financial metrics are shown in the tables below. The 2019, 2018, and 2017 metrics include the impact of acquisition related expenses of $20.3 million, $12.4 million and $27.2 million, respectively.

Compensation of Executive Officers
Our executive compensation program is aligned with our business strategy and is designed to maximize long-term shareholder value.

Key Features of our Executive Compensation Program:

WHAT WE DO...		WHAT WE DO NOT DO...
☑	Emphasize pay for performance	☒	Short-sell or hedge Company securities
☑	Use multiple performance measures and caps on potential incentive payments	☒	"Single-trigger" accelerated vesting of equity awards upon change in control
☑	Use independent compensation consultant	☒	Excessive perquisites
☑	Require minimum equity ownership for Directors and Executive Officers (EOs)	☒	Excise tax gross-ups upon change in control
☑	Maintain a clawback policy to recapture incentive payments	☒	Reprice or recycle shares
☑	Discourage excessive risk taking by reserving the right to use discretion in the payout of all incentives	☒	Trade in Company securities during designated black-out periods, except under valid trading plans

Elements of Total Compensation
We have three primary elements of compensation: base salary, annual short-term cash incentive, and long-term equity award incentive.

Average Named Executive Officer Target Compensation Mix as of December 31, 2019

32.43%
LTI
42.03%
Base
25.54%
STI

Base Salary

- Competitive fixed base cash compensation
- Amount based on individual factors such as scope of responsibility, experience, and strategic impact
- 42.03% of total compensation

Annual Short-Term Incentive (STI) Cash Award

- Awarded based on individual and Company performance
- Awards not guaranteed
- Awards aligned with Company financial and strategic growth objectives
- Awards established at threshold, target, and maximum values
- 25.54% of total compensation

Long-Term Incentive (LTI) Performance-Based Restricted Stock (PSA) and Time-Based Restricted Stock (RSA)

- Emphasis on long-term Company performance compared to peers
- Objective is to reward and retain executive officers
- 32.43% of total compensation

To promote a culture that aligns the interests of management with those of our shareholders, our 2019 executive compensation program focused on an appropriate mix of fixed and variable compensation as illustrated in the charts below.

Factors Considered in Determining Executive Compensation

Compensation Consultant and Management
The Compensation Committee approves our compensation structure, policy, and programs to ensure we have in place appropriate incentives and employee benefits. Outside members of the Compensation Committee (those members who meet both the definition of a non-employee director, as that term is defined for purposes of Rule 16b-3 under the Exchange Act, and an outside director, as that term was defined for purposes of Section 162(m) of the Code), have reviewed and determined the salary, short-term incentives, and long-term equity incentives awarded to our Chief Executive Officer, approved all executive officers’ compensation, and approved the total dollar value of equity awards for all other officers, taking into consideration non-binding recommendations from non-Outside Members, market analysis, input by the Compensation Committee’s independent compensation consultant, and the recommendations of our Chief Executive Officer, except with respect to his own compensation.

Role of Compensation Consultants/Peer Group Market Analysis
We use comparative executive officer compensation data publicly disclosed by a peer group of public companies in addition to compensation survey data to evaluate the competitiveness of our executive officer compensation. During 2018, the Compensation Committee engaged the services of a compensation consulting firm, Pearl Meyer, to assist with our executive compensation review and to provide competitive market data for the purpose of informing 2019 compensation decisions. Pearl Meyer performed a comprehensive review of our executive compensation in 2019 by obtaining proxy data based on Pearl Meyer’s recommended peer group which is approved by the Compensation Committee, which includes banking organizations with asset size, geography and operational and business model characteristics similar to ours. The peer group approved by the Compensation Committee for this purpose was composed of the following banks:

BancorpSouth, Inc.	International Bancshares Corporation
Banner Corporation	NBT Bancorp, Inc.
Chemical Financial Corporation	Old National Bancorp
Columbia Banking System, Inc.	Renasant Corporation
First Financial Bancorp	Simmons First National Corporation
First Midwest Bancorp, Inc.	Trustmark Corporation
Fulton Financial Corporation	United Bankshares, Inc.
Glacier Bancorp, Inc.	United Community Banks, Inc.
Great Western Bancorp, Inc.	Washington Federal, Inc.
Heartland Financial USA Inc.	WesBanco, Inc.

Analysis of Executive Officer Compensation

Base Salaries
The Board approved the 2019 base salary of Mr. Riley, our current Chief Executive Officer, and the Compensation Committee approved the 2019 compensation of other executive officers, including the Named Executive Officers, as recommended by our Chief Executive Officer. Increases to base salary ranged from 3% to 10% in 2019, and were based on the Compensation Committee’s review of market data from our peer group defined above, as well as the results achieved by each executive, his or her future potential, scope of responsibilities, and experience.

The following table shows the 2019 base salary of each Named Executive Officer.

OFFICER	12/31/2019 Base Salary ($)	% Increase	12/31/2018 Base Salary ($)	% Increase	12/31/2017 Base Salary ($)
Kevin P. Riley	790,000	5	752,580	11	678,000
Marcy D. Mutch	415,000	8	385,000	10	350,000
Jodi Delahunt Hubbell	386,250	3	375,000	25	300,000
Kirk D. Jensen	328,570	3	319,000	10	290,000
Philip Gaglia	284,781	10	259,600	18	220,000

Short-Term Incentives
Our executive officers are eligible for annual cash-based short-term incentives. The Compensation Committee sets the Company's target opportunity of the short-term incentive awards as a percentage of eligible employees base salary. The Company’s award opportunities are established at threshold, target, and maximum levels. The funding percentage between each of the levels is interpolated on a linear basis, with the funding percentage to be 0% for all performance below the threshold level. The maximum payout opportunity for each metric is capped at 150% of the target percentage. The performance goals for the Named Executive Officers were established in January 2019.

Named Executive Officer Short-Term Incentive

The 2019 short-term incentive plan opportunity for the Named Executive Officers was based on 2019 Company performance. Metrics included earnings per share, return on average assets, and efficiency ratio, adjusted to exclude merger related costs. This resulted in the Company funding its short term incentive plan at 84.32% of target. These metrics were aligned with the operating objectives of the Company’s business, with the award based on the Company’s overall performance. Varying short-term incentive award percentages reflect the Compensation Committee’s belief that an executive officer’s scope of work, responsibilities, and performance should all be considered when awarding incentives.

		PERFORMANCE GOALS			ACTUAL PERFORMANCE
Performance Measure	Weight	Minimum 50% of Target	Target Performance	Maximum 150% of Target
Earnings Per Share	60%	$2.84	$3.16	$3.48	$3.07	51.45%
Efficiency Ratio	20%	59.31%	56.31%	53.31%	56.91%	18.20%
Return on Assets	20%	1.32%	1.47%	1.62%	1.39%	14.67%
Total						84.32%

Short-term incentives payouts for the Named Executive Officers ranged from 84% to 90% of target opportunity in 2019. The following table shows the 2019 short-term incentive payouts for each Named Executive Officer.

		PERFORMANCE GOALS		ACTUAL
Officer	12/31/2019 Base Salary ($)	Target % of Base Salary	2019 Target Value	Actual % of Target Value	2019 Actual Total Payout Value		Weighted Average Payout %
Kevin P. Riley	$790,000	80%	$632,000	84	$531,638	(1)
Marcy D. Mutch	$415,000	50%	$207,500	90	$186,750
Jodi Delahunt Hubbell	$386,250	50%	$193,125	90	$173,813
Kirk D. Jensen	$328,570	50%	$164,285	90	$147,857
Philip Gaglia	$284,781	50%	$142,391	90	$128,151
Total	$2,204,601		$1,339,301		$1,168,209		87.23%
(1) Mr. Riley received a 2019 short-term incentive payout of $531,638, or 84% of his target, which was based on the Company's short term incentive funding rate.

Equity Granting Practices
The Board of Directors, based on the recommendation of the Compensation Committee, adopted the 2015 Equity Incentive Plan under which the Compensation Committee (or a subcommittee thereof) approves equity awards to certain officers, including the Named Executive Officers and directors. Awards are granted to enhance our ability to attract, retain, and motivate employees and directors by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The Compensation Committee has delegated authority to the Company’s Chief Executive Officer, subject to certain terms and limitations as established by the Committee, to make awards to employees who are not Section 16 officers. For additional information regarding our equity compensation plans, see “Equity Compensation Plans.”

Long-Term Incentives
We believe long-term equity incentive compensation encourages employees to focus on our long-term performance. Long-term incentives in the form of equity compensation also provide an opportunity for executive officers and senior leadership to increase their equity ownership in the Company, further aligning their interests with those of our shareholders.

In 2019, long-term incentives awarded to the Named Executive Officers included a mix of performance-vested (60% of the award) and time- vested (40% of the award) restricted stock. Our Chief Executive Officer’s long-term incentive award is equal to approximately 110% of his base salary, and the remaining Named Executive Officers’ long-term incentive awards range from 50-80% of their base salaries.

Time vested restricted equity awards have a three-year graded vesting period. Performance vested restricted equity awards vest in varying percentages based upon the Company’s performance relative to that of a peer group composed of bank holding companies with total assets between 50% and 200% of our December 31, 2018 total assets ("2019 LTI Peers"). The 2019 award potential vesting percentages range from 0% to 200% of target and are based on the Company’s three-year return on equity weighted at 40% and the three-year total shareholder return weighted at 60%. The measurement period for 2019 performance vested restricted equity awards runs from January 1, 2019 to December 31, 2021. The performance awards granted in 2019 will vest on March 15, 2022.
The award range for the 2019 performance-vested awards is interpolated on a linear basis, except that the adjustment percentage will equal 0% for a ranking below the 35th percentile. Vesting is as follows:

PERCENTILE RANKING	AWARD RANGE
Below 35th percentile	0%
35th percentile (linear interpolation)	50%
50th percentile (linear interpolation)	100%
90th percentile	200%

All awards under our equity compensation plan are based on the closing price of the underlying common stock as quoted on NASDAQ Stock Market for the last market trading day prior to the date of the award.

Results of the 2017 Long Term Incentive Performance Awards
Performance-vested restricted shares awarded to executive officers in 2017 for the measurement period January 1, 2017 through December 31, 2019, vested on March 15, 2020. The 2017 performance vested restricted shares vested based upon the Company’s performance relative to a peer group comprised of all bank holding companies with total assets between 50% and 200% of our December 31, 2016 total assets, and were based on First Interstate’s three-year return on average equity, and the three-year total shareholder return.

The performance objectives for January 1, 2017, through December 31, 2019, were as follows:

Goal	Percentile Rank	Unweighted % of Target Award	Goal Weight	Weighted % of Target Award
Return on average equity	53.9%	84.75%	50%	42.385%
Total shareholder return	57.7%	94.25%	50%	47.125%
Total			100.00%	89.51%

Comprehensive Benefits Package
We provide a competitive benefits package to all full-time employees, including the Named Executive Officers, that includes health and welfare benefits such as medical, dental, vision care, disability insurance, and life insurance benefits, and a 401(k) savings plan. We also provide a profit-sharing plan for all non-temporary employees under which contributions are made as authorized by our Board. Participants vest in profit sharing amounts after two years of service.

We provide a non-qualified deferred compensation plan under which eligible participants may defer a portion of their base salary or short-term incentives subject to certain maximums as set forth by the plan administrator. Additionally, we make discretionary contributions on behalf of participants for 401(k) plan matching contributions and profit-sharing contributions in excess of Code limitations.

We have obtained life insurance policies covering selected officers of our banking subsidiary, First Interstate Bank, including certain of our Named Executive Officers. Under these policies, we receive benefits payable upon death of the insured. An endorsement split dollar agreement or survivor income benefit agreement has been executed with each of the insureds whereby a portion of the death benefit or a lump-sum survivor benefit is payable to the insured’s designated beneficiary if the participant is employed by us at the time of death.

Perquisites
Perquisites offered to the Named Executive Officers may include payment of the following: social club dues and the use of a Company automobile.

Severance and Change-in-Control Benefits
We provide severance pay and other benefits to executive officers, including the Named Executive Officers, who have their employment terminated, including through involuntary termination by us without cause and, in some cases, voluntary termination by the executive for good reason. These arrangements provide security of transition income and benefit replacements that allow such executives to focus on our prospective business priorities that create value for shareholders. We believe the level of severance and benefits provided by these arrangements is consistent with the practices of our peers and are necessary to attract and retain key employees. Potential payments and benefits available under these arrangements are discussed further under “Potential Payments upon Termination or Change of Control.”

Other Matters
Tax Considerations
Section 162(m) of the Code generally disallows an income tax deduction to public companies for annual compensation in excess of $1 million paid to the chief executive officer, the chief financial officer, and the three other most highly compensated Named Executive Officers for the taxable year. For periods prior to 2018, compensation that qualified as “performance-based” or satisfied another exception was excluded for purposes of calculating the amount of compensation subject to the $1 million limit. For taxable years beginning after December 31, 2017, however, the exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed by the Tax Cuts and Jobs Act of 2017, such that compensation paid to our Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 for performance-based compensation. The Compensation Committee considers tax and accounting consequences in developing and implementing our executive compensation program and believes that compensation paid under our management incentive plans in taxable years prior to 2018 is generally fully deductible for federal income tax purposes. Deductibility of awards will likely continue as one factor in determining executive compensation, but the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by the Company for tax purposes.

Securities Trading Policy
Our insider trading policy prohibits our directors and employees from trading in our securities during certain designated blackout periods and otherwise while they are aware of material non-public information, and from engaging in hedging transactions or short sales and trading in puts and calls with respect to our securities. The policy also cautions against holding our securities in a margin account or pledging our securities as collateral for a loan.

Clawback Provisions
In 2011, based on the Compensation Committee’s recommendation, the Board approved a clawback policy for all Section 16 reporting officers, including the Named Executive Officers. The clawback policy authorizes the Board to recoup all performance-based compensation paid during the years affected by a financial restatement or executive misconduct. The Board may also direct the Company to cancel any equity-based awards granted to the executives during the applicable time period and recoup any gains realized during the time period with respect to equity-based awards.

Equity Ownership Guidelines
In order to further align the interests of the employees with the interests of the Company, our Board approved an equity ownership guideline policy whereby each executive officer is expected to acquire and maintain ownership of our common stock, including common stock subject to vesting conditions, equal in value to a specified multiple of the executive officer’s base salary.

The policy recommends the following equity holdings for our Named Executive Officers:

EQUITY OWNERSHIP GUIDELINES
Chief Executive Officer	Five (5) times base salary
Named Executive Officers (excluding Chief Executive Officer)	Three (3) times base salary

Equity holdings are measured at the end of each year using the year’s closing stock price. Each Named Executive Officer is expected to meet the ownership guidelines by the later of January 1, 2019 or five years from the date he or she became a Named Executive Officer.

Results of Shareholder Advisory Approval of Named Executive Officer Compensation

The Company holds non-binding advisory votes on executive compensation every other year with the last vote occurring during the 2019 Annual Meeting of the Shareholders. At the 2019 Annual Meeting of Shareholders, shareholders were asked to approve, on an advisory basis, the Named Executive Officer compensation for 2018 as reported in our 2019 proxy statement. This say-on-pay proposal was approved by over 99% of the shares present and entitled to vote. The Compensation Committee considered the results of the 2019 advisory vote along with shareholder input and other factors discussed in this Compensation Discussion and Analysis and concluded that no changes to our compensation policies and practices were warranted in response to the shareholder advisory vote.

Risk Assessment of Compensation Programs

The Compensation Committee designs our compensation programs to encourage appropriate risk management while discouraging behavior that may result in unnecessary or excessive risk. In this regard, the following elements have been incorporated in our compensation programs for executive officers:

☑	Use of multiple metrics in annual short term incentive plan for executive officers;
☑	Each short-term incentive award metric capped at 150%;
☑	Performance-based share awards capped at 200%;
☑	Time-based share awards vest ratably over three years;
☑	Emphasis on long-term and performance-based compensation;
☑	Formal clawback policies applicable to both cash and equity compensation; and
☑	Alignment of interests of our executive officers with the long-term interests of our shareholders through equity ownership guidelines.

The Compensation Committee periodically reviews with management an assessment of whether risks arising from the Company’s compensation policies and practices for all employees are reasonably likely to have a material adverse effect on the Company, as well as the means by which any potential risks may be mitigated, such as through governance and oversight policies. Based on its most recent assessment, the Compensation Committee concluded that our compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and be incorporated by reference into the Company’s 2019 Form 10-K.

Submitted by the compensation committee of the board of directors:

Steven J. Corning	Charles E. Hart	Patricia L. Moss	James R. Scott

Compensation of Executive Officers and Directors

2019 Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2019, 2018, and 2017. When approving total compensation for each of the Named Executive Officers, the Compensation Committee considers compensation paid to executives in comparable financial institutions.

NAME AND POSITION		SALARY ($)	SHORT TERM INCENTIVE ($)	EQUITY AWARDS ($) (1)	ALL OTHER COMPENSATION ($) (2)	TOTAL ($)
Kevin P. Riley	2019	$784,243	$531,638	$868,608	$349,884	$2,534,373
President & Chief	2018	741,106	602,064	792,989	361,918	2,498,077
Executive Officer	2017	660,616	406,800	474,560	254,064	1,796,040
Marcy D. Mutch	2019	410,385	186,750	331,962	42,585	971,682
Exec. Vice President &	2018	379,616	225,000	192,984	29,819	827,419
Chief Financial Officer	2017	342,769	175,000	182,427	25,106	725,302
Jodi Delahunt Hubbell	2019	384,519	173,813	205,984	156,050	920,366
Exec. Vice President &	2018	363,462	200,000	187,925	22,706	774,093
Chief Operating Officer	2017	N/A	N/A	N/A	N/A	N/A
Kirk D. Jensen	2019	327,098	147,857	164,263	39,097	678,315
Exec. Vice President &	2018	314,539	160,000	159,936	26,302	660,777
General Counsel	2017	283,846	135,000	149,940	21,933	590,719
Philip Gaglia	2019	280,907	128,151	164,505	31,637	605,200
Exec. Vice President &	2018	253,508	150,000	129,989	23,108	556,605
Chief Risk Officer	2017	N/A	N/A	N/A	N/A	N/A
(1) The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Equity awards are a combination of time-based vesting and performance-based vesting restricted equity awards.
(2) The amounts shown reflect for each Named Executive Officer: contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code; contributions by us to our nonqualified deferred compensation plan; premiums paid by us for individual long-term care plans; and dividends on unvested restricted stock. The amounts do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.
(3) The amounts in the All Other Compensation column for Mr. Riley also reflect income from amounts paid by us for social club dues, the personal use of a Company vehicle, and Company contributions to Mr. Riley's non-qualified defined contribution supplemental executive retirement plan of $261,332, $301,032, and $208,282 in 2019, 2018, and 2017 respectively.

(4) The amounts in the All Other Compensation column for Ms. Mutch and Mr. Jensen also reflect income from amounts paid by us for social club dues.
(5) Ms. Delahunt Hubbell received $122,933 in relocation reimbursements.

Time and performance equity awards are presented below for each NEO included in the 2019 Summary Compensation table above.

		Time Restricted	Performance Restricted
		Equity Awards (#)	Equity Awards (#)
Kevin P. Riley	2019	8,235	12,353
	2018	9,718	9,715
	2017	5,697	5,697
Marcy D. Mutch	2019	3,182	4,773
	2018	2,365	2,365
	2017	2,190	2,190
Jodi Delahunt Hubbell	2019	2,044	3,066
	2018	2,303	2,303
	2017	5,215	N/A
Kirk D. Jensen	2019	1,630	2,445
	2018	1,960	1,960
	2017	1,800	1,800
Philip Gaglia	2019	1,632	2,449
	2018	1,593	1,593
	2017	1,470	1,470
The 2017, 2018, and 2019 time and performance-based vesting awards were valued $41.65 per share, $40.80 per share, and $40.31 per share respectively. Additional time-based vesting restricted equity awards, valued at $44.07 per share, were awarded to Ms. Delahunt Hubbell upon her employment with the Company in October 2017.

Equity Compensation Plans

The Company has equity awards outstanding under two equity-based compensation plans: the 2015 Equity Incentive Plan (the “2015 Plan”) and the 2006 Equity Compensation Plan, as amended and restated, (the “2006 Plan”). These plans were primarily established to enhance the Company’s ability to attract, retain, and motivate employees.

The 2015 Plan, approved by the Company’s shareholders in May 2015, was established to provide us with flexibility to select from various equity-based performance compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing performance based compensation. The 2015 Plan did not increase the number of shares of common stock available for awards under the 2006 Plan.

The 2006 Plan, approved by the Company’s shareholders in May 2006 and May 2014, was established to consolidate into one plan the benefits available under all other then-existing share-based award plans (collectively with the 2006 Plan, the “Previous Plans”). The Previous Plans continue to govern awards made prior to May 2015.
The 2015 Plan contains the following important features:

☑	The maximum number of shares of our Class A Common Stock reserved for issuance under the 2015 Plan was 2,000,000, which was approximately 9.2% of our previously existing Class A Common Stock outstanding at the time of shareholder approval.
☑	The 2015 Plan prohibits the repricing of awards without shareholder approval.
☑	The 2015 Plan prohibits the recycling of shares.
☑	Awards under the 2015 Plan are subject to broad discretion by the Compensation Committee administering the plan.
☑	All awards under the 2015 Plan are based on the closing price of the underlying common stock as quoted on NASDAQ Stock Market for the last market trading day prior to the date of the award.

The following terms apply to equity awards granted for each of the last three years:

•Time-restricted awards - three-year graded vesting period; and
•Performance-restricted awards - cliff vesting as of March 15th of the third year following the year of the award for 2019, 2018, and 2017, respectively, based on achievement of specified performance conditions.

2019 Grants of Equity-Based Awards

			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER EQUITY AWARDS
NAME	GRANT DATE	COMMITTEE APPROVAL DATE	THRESHOLD (#)(1)	TARGET (#)(2)	MAXIMUM (#)(3)	NUMBER OF STOCK OR UNITS (#)(4)	GRANT DATE FAIR VALUE OF EQUITY AWARDS
Kevin P. Riley	2/21/2019	2/20/2019	—	—	—	8,235	$347,435
	2/21/2019	2/20/2019	6,177	12,353	24,706	—	$521,173
Marcy D. Mutch	2/20/2019	2/20/2019	—	—	—	3,182	132,785
	2/20/2019	2/20/2019	2,387	4,773	9,546	—	199,177
Jodi Delahunt Hubbell	2/15/2019	1/28/2019	—	—	—	2,044	82,394
	2/15/2019	1/28/2019	1,533	3,066	6,132	—	123,590
Kirk D. Jensen	2/15/2019	1/28/2019	—	—	—	1,630	65,705
	2/15/2019	1/28/2019	1,223	2,445	4,890	—	98,558
Philip Gaglia	2/15/2019	1/28/2019	—	—	—	1,632	65,786
	2/15/2019	1/28/2019	1,225	2,449	4,898	—	98,718
(1) This represents the threshold payout of 50% of target on the performance shares awarded, one half of which is based on total shareholder return (“TSR”) and one half on return on average equity (“ROAE”). In order to receive this threshold payout, the Company’s future three-year TSR/ROAE must be at the 35th percentile or above when compared to the 2019 LTI Peers.
(2) This represents the target payout of 100% of target on the performance-based vesting restricted equity awarded, one half of which is based on TSR and one half on ROAE. In order to receive this threshold payout, the Company’s future three-year TSR/ROAE must be at the 50th percentile or above when compared to the 2019 LTI Peers. Dividends are paid on performance-based vesting restricted equity that vest at the same rate as dividends are paid to other shareholders.
(3) This represents the maximum payout of 200% of target on the performance-based vesting restricted equity awarded, one half of which is based on TSR and one half on ROAE. In order to receive this maximum payout, the Company’s future three-year TSR/ROAE must be at the 90th percentile or above when compared to the 2019 LTI Peers.
(4) This represents the shares of time-based restricted equity that vest at a rate of one-third (1/3) each year through February 15, 2022, contingent on continued employment. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

Outstanding Equity Awards at 2019 Fiscal Year-End

	EQUITY AWARDS
			EQUITY INCENTIVE PLAN AWARDS
		Market Value	Number of	Market Value or Payout
	Number of Shares or	of Shares or	Unearned Shares,	Value of Unearned Shares,
	Units of Stock That	Units of Stock That	Units, or Other Rights That	Units, or Other Rights That
Name	Have Not Vested (#)(1)	Have Not Vested ($)	Have Not Vested (#)(2)	Have Not Vested ($)
Kevin P. Riley	8,728	$365,878	27,768	$1,164,035
Marcy D. Mutch	2,909	121,945	9,328	391,030
Jodi Delahunt Hubbell	3,867	162,105	5,369	225,068
Kirk D. Jensen	1,739	72,899	6,205	260,114
Philip Gaglia	1,619	67,868	5,512	231,063
(1) Represents unvested time-based vesting restricted stock, which at original issuance vested at a rate of one-third each year, contingent on continued employment.
(2) Represents the target number of performance-based vesting restricted stock shares that are expected to vest March 15, 2021, March 15, 2022, and March 15, 2023 based upon achievement of specified performance conditions and continued employment.

Equity Vested in 2019

	EQUITY AWARDS
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kevin P. Riley	13,658	$561,793
Marcy D. Mutch	4,925	$203,020
Jodi Delahunt Hubbell	2,507	$103,440
Kirk D. Jensen	4,093	$168,734
Philip Gaglia	3,150	$129,785
(1) The amount in the Value Realized on Vesting column reflects the closing price of the common stock as reported on the Nasdaq Stock Market on the day prior to vesting multiplied by the number of shares vesting.

2019 Non-Qualified Deferred Compensation
The Company has a non-qualified deferred compensation plan (the “Deferred Compensation Plan”) established for the benefit of a select group of management and highly-compensated employees, including Named Executive Officers. Under the terms of our Deferred Compensation Plan, eligible employees, as determined by our Board or Compensation Committee, may defer a portion of base salary or short-term incentives subject to certain maximums as set forth by the plan administrator. Deferral elections are made by eligible executives during the last quarter of each year for amounts to be earned in the following year. We make discretionary contributions to the Deferred Compensation Plan on behalf of the executive officer participants for 401(k) plan matching contributions and profit-sharing contributions in excess of Code limitations. Other contributions on behalf of a participant may be made at the discretion of our Board.

The deferral account of each participant is adjusted by investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Benefits under the Deferred Compensation Plan are generally not paid until the beginning of the year following the participant’s retirement or termination from the Company. Benefits can be received either as a lump sum payment or in annual installments based on the executive’s election made at least one year prior to retirement. The distribution elections are all made in accordance with Section 409A.

The following table shows the contributions, earnings and aggregate balance of total deferrals by our Named Executive Officers as of December 31, 2019.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Kevin P. Riley	$10,704	$301,032	$212,879	$—	$1,400,704
Marcy D. Mutch	36,152	—	15,500	—	121,350
Jodi Delahunt Hubbell	21,257	961	2,587	—	24,806
Kirk D. Jensen	—	—	—	—	—
Philip Gaglia	—	—	—	—	—
(1) The amounts in this column are included as salary and/or short-term incentives for each of the Named Executive Officers in the summary compensation table in the year the contribution was earned.
(2) The amounts in this column are included as other compensation for each of the Named Executive Officers in the summary compensation table in the year the contribution was earned.

2019 Other Compensation
We provide our Named Executive Officers with other compensation that the Compensation Committee believes is reasonable and consistent with the overall compensation program to better enable us to attract and retain talented employees for key positions. The Compensation Committee annually reviews the levels of other compensation provided to Named Executive Officers.

The Named Executive Officers participate in the following plans and programs along with health and group life and disability insurance. Additional benefits offered to the Named Executive Officers may include some or all of the following:

•individual life insurance, as described below under “Survivor Income Benefits;”
•payment of social club dues;
•dividends on unvested restricted equity;
•use of a Company automobile; and
•long-term care insurance

Survivor Income Benefits
We obtained life insurance policies on selected officers of First Interstate Bank. Under these policies, we receive all benefits payable upon death of the insured. A survivor income agreement was executed with each of the insured officers whereby a survivor benefit of $150,000 is payable to designated beneficiaries if the participant is employed by us at the time of death. We have entered into this type of survivor income agreement with Mr. Riley.

Retirement and Related Plan
We maintain a profit-sharing plan for all non-temporary employees. Contributions are made as authorized by the Board. Participants vest after three years of service. In addition, employees are permitted to defer a portion of their compensation into our 401(k) plan, and we make limited matching contributions with respect to such deferrals.

Chief Executive Officer Total Compensation
The Outside Members of the Compensation Committee reviewed all components of the Chief Executive Officer’s total compensation package. Mr. Riley was appointed as the Company’s President and Chief Executive Officer on September 23, 2015.

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provided that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals with certain exceptions. We believe that performance-based compensation paid in 2017 and prior periods under the management incentive plans is generally fully deductible for federal income tax purposes. As discussed above, however, the exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Compensation Committee’s efforts to structure the executive team annual incentives in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the Section 162(m) exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Chief Executive Officer Pay Ratio
We are required to provide annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Mr. Riley, our Chief Executive Officer.  The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization.

In determining the median employee, a listing was prepared of all employees as of December 14, 2019. Wages and benefits were annualized for those employees not employed for the full year of 2019. There were 114 employees acquired through the INB acquisition who were excluded from the list since we just completed the integration in November and the Company was not responsible for setting their compensation for most of 2018. The median amount was selected from the resulting list.

For purposes of determining total compensation, the following earnings were included:
▪Base Salary
▪Short-Term Incentive
▪Long-Term Incentive comprised of equity awards
▪Other Compensation comprised of:
–Contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code
–Contributions by us to our nonqualified deferred compensation plan
–Premiums paid by us for individual long-term care plans
–Dividends on unvested restricted stock
–Amounts paid by us for social club dues, signing bonuses, and moving/relocation expenses

Median Employee Total Annual Compensation	PEO Total Annual Compensation	Ratio of PEO to Median Employee Total Annual Compensation
$45,897	$2,261,963	49.3:1

Employment Agreements
Effective in April 2018, the Company entered into Executive Employment Agreements with Mr. Riley, Ms. Mutch, Ms. Delahunt Hubbell, and Mr. Gaglia.

The original term of the agreements is for three years, commencing on the effective date. After the initial term, the agreement automatically renews for an additional one-year period on each anniversary of the effective date, unless the Company gives the executive notice of termination 90 days prior to expiration.

The agreements outline the duties of each employee and forms of remuneration awarded for the performance of such duties, including base salary, bonuses, and various other employer provided benefits. In addition, the agreements outline specific duties and payments to be made upon termination of employment under various conditions.

The SERP consists of a Base Contribution and a Performance Contingent Contribution. The amount of the base contribution will be 20% of the Participant’s annualized base salary as of the last day of the Performance Period (the “Base Contribution”). The amount of the performance-contingent contribution, if earned, will be up to an additional 20% of the Participant’s annualized base salary as of the last day of the Performance Period (the “Performance-Contingent Contribution”). Performance-Contingent Contribution is based on Company's Total Shareholder Return compared to 2019 LTI Peers over a three year period. The Performance-Contingent Contribution amounts fund at 10 percent of the base salary, maximum >= 75th percentile is 20 percent of the base salary. The SERP Contributions will vest 50% on December 31, 2019, and 10% on each December 31st thereafter, so long as Participant remains employed by the Employer on each such date. Vesting will be accelerated in the event of death, disability and certain terminations of service in connection with a Change in Control, each as more fully described in the Deferred Compensation Plan.

Potential Payments upon Termination on a Change of Control
Termination in connection with a change in control: In the event of an involuntary termination of employment without cause (as defined in each executive’s agreement) or voluntary termination by the executive for good reason (as defined in each executive’s agreement) within 6 months preceding or 18 months after a change in control (as defined in each executive’s agreement), Mr. Riley will receive an amount equal to 2 times his base salary plus an amount equal to 2 times the average of the annual incentive compensation paid to Executive during each of the three years immediately prior to the year in which the Event of Termination occurs; Ms. Mutch, Ms. Delahunt Hubbell, and Mr. Gaglia shall receive an amount equal to 1.5 times the Executive’s base salary plus an amount equal to 1.5 times the average of the annual incentive compensation paid to Executive during each of the three years immediately prior to the year in which the Event of Termination occurs (the “Change in Control Payment”). In addition, all outstanding unvested restricted stock will fully vest upon termination and the Company will provide certain employment benefits for a period of 18 months following the date of termination. The benefits may be limited, however, if the executive is initially determined to be subject to excise taxes under Section 4999 and 280G of the Internal Revenue Code but would be better off on a net-after tax basis by reducing the Change in Control Payments to avoid being subject to the excise tax.

Payments Made upon Termination
Involuntary or good reason termination unrelated to a change in control: In the event of an involuntary termination by the Company without cause or voluntary termination by the executive for good reason, Mr. Riley’s executive employment agreement indicates he shall receive an amount equal to 2 times the sum of his base salary, plus his average annual incentive compensation paid during the three years prior to termination; Ms. Mutch, Ms. Delahunt Hubbell, and Mr. Gaglia shall receive an amount equal to 1.5 times the sum of their base salary, plus their average annual incentive compensation paid during the three years prior to termination.

In the absence of an employment agreement, regardless of the manner in which a Named Executive Officer’s employment is terminated, he or she may receive amounts earned during his term of employment. Such amounts include:
•salary;
•grants and awards received under our equity plans, subject to the vesting and other terms applicable to such grants and awards;
•amounts contributed and vested under our profit sharing plan and deferred compensation plan.
In its discretion, the Board, or the Chief Executive Officer (except with regard to any payments made on his behalf) may authorize payment of additional separation amounts for the Named Executive Officers. The Board may also accelerate the vesting of any unexercisable stock options or restricted equity awards outstanding at the time of termination. The amounts regarding applicable salaries, short-term incentives, restricted equity awards, and deferred compensation for the most recent fiscal year ended December 31, 2019 are contained in the various tables included above.

Payments Made upon Retirement
Upon termination based on Retirement, a Named Executive Officer shall be entitled to all benefits under any retirement plan of the Company and other plans to which Named Executive Officer is a party.

Payments Made upon Death
In the event of termination due to death, in addition to the benefits listed under the heading “Payments Made upon Termination” above, the estates or other beneficiaries of the Named Executive Officers are entitled to receive benefits under our group life insurance plan equal to the lesser of (i) 2.5 times their respective base salary or (ii) $300,000. For all Named Executive Officers, the applicable amount would be $300,000.

An additional $150,000 of survivor income benefit pursuant to life insurance policies covering selected officers of First Interstate Bank is available to the beneficiaries of Mr. Riley should death occur while he is employed by the Company.

Payments Made upon Disability
In the event of termination due to disability, in addition to the benefits listed under the heading “Payments Made upon Termination” above, the Named Executive Officers are entitled to receive benefits under our group disability plan which generally provides for 60% of pre-disability earnings up to a maximum of $13,000 per month. For each of the Named Executive Officers the applicable amount would be $13,000 per month.

Other Change in Control and Employment Termination
The individual award agreements governing outstanding unvested restricted equity awards provides for accelerated vesting upon the recipient’s death or disability, as defined under the employment agreements.

Per Section 409A of the Internal Revenue Code, certain payments to the Named Executive Officers would not commence for six months following a termination of employment. If required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Named Executive Officer’s separation from service.

The following tables show payments our Named Executive Officers may have received assuming various employment termination and change-in-control scenarios occurring on December 31, 2019. The amounts shown in the tables reflect estimated amounts. The actual amounts would need to be calculated upon the actual termination of employment.

Post-Employment Payments
Potential Payments Upon Termination or Change-In-Control Payments as of 12/31/2019 - Mr. Kevin Riley

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability
Compensation:
Severance	$—	$—	$2,452,576 (a)	$2,844,000 (b)	$—	$—
Pro-rata Bonus	—	—	—	632,000 (c)	—	—
Long-term Incentives
- Time Vesting Restricted Equity (d)	—	—	—	365,878	365,878	365,878
- Performance Awards (e)	—	—	—	1,164,035	1,164,035	1,164,035
Supplemental Retirement (f)	—	—	—	1,339,642	1,339,642	1,339,642
Benefits & Perquisites:
Survivor Income Benefits (g)	—	—	—	—	150,000	—
Health Benefits (h)	—	—	25,726	25,726	—	—
Total	$—	$—	$2,478,302	$6,371,281	$3,019,555	$2,869,555

(a)	Severance amount is equal to two times the sum of: Mr. Riley’s current base salary, plus his average annual incentive compensation paid during the three years prior to termination (2016, 2017, 2018), payable over 18 months.
(b)	Severance amount is equal to two times the sum of: Mr. Riley’s current base salary, plus his 2019 target annual cash incentive, payable over 18 months.
(c)	Reflects Mr. Riley’s target annual cash incentive award pro-rated for the portion of the year prior to termination. Because termination is assumed to occur on December 31, 2019, the amount reflects the full target cash award that would be payable in lieu of his 2019 annual incentive award.
(d)	Reflects full vesting of time-based restricted equity awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death, or disability. Awards are valued using the December 31, 2019 closing price of $41.92.
(e)	Reflects vesting of performance-based restricted equity awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2019 closing price of $41.92.
(f)	Reflects full vesting of Mr. Riley’s unvested nonqualified defined contribution supplemental executive retirement plan balance upon a qualifying termination in connection with a change-in-control, and in the event of death, or disability. Amounts include annual and performance contingent contributions earned for service Mr. Riley has provided through December 31, 2019.
(g)	Reflects $150,000 of survivor income benefits payable to Mr. Riley’s beneficiaries through a company owned life insurance policy covering the life of Mr. Riley. Mr. Riley’s beneficiaries would also be entitled to receive $300,000 of life insurance benefits under our group life insurance plan.
(h)	Estimates the cost of continuing medical, dental, and vision benefits for 18 months for a qualifying termination using 2019 COBRA rates.

Potential Payments Upon Termination or Change-In-Control Payments as of 12/31/2019 - Ms. Marcy Mutch

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability

Compensation:
Severance	$—	$—	$589,333 (a)	$933,750 (b)	$—	$—
Pro-rata Bonus	—	—	—	207,500 (c)	—	—
Long-term Incentives
- Time Vesting Restricted Equity(d)	—	—	—	121,945	121,945	121,945
- Performance Awards (e)	—	—	—	391,030	391,030	391,030
Benefits & Perquisites:
Health Benefits (f)	—	—	24,578	33,452	—	—
Total	$—	$—	$613,911	$1,687,677	$512,975	$512,975

(a)	Severance amount is equal to one times the sum of: Ms. Mutch’s current base salary, plus her average annual incentive compensation paid during the three years prior to termination (2016, 2017, 2018), payable over 18 months.
(b)	Severance amount is equal to one and a half times the sum of: Ms. Mutch’s current base salary, plus her 2019 target annual cash incentive, payable over 18 months.
(c)	Reflects Ms. Mutch’s target annual cash incentive award pro-rated for the portion of the year prior to termination. Because termination is assumed to occur on December 31, 2019, the amount reflects the full target cash award that would be payable in lieu of her 2019 annual incentive award.
(d)	Reflects full vesting of time-based restricted equity awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death, or disability. Awards are valued using the December 31, 2019 closing price of $41.92.
(e)	Reflects vesting of performance-based restricted equity awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2019 closing price of $41.92.
(f)	Estimates the cost of continuing medical, dental, and vision benefits, using 2019 COBRA rates. Assumes 12 months of continued coverage for a qualifying termination not in connection with a change-in-control and 18 months of continued coverage for a termination in connection with a change-in-control.

Potential Payments Upon Termination or Change-In-Control Payments as of 12/31/2019 - Ms. Jodi Delahunt Hubbell

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability

Compensation:
Severance	$—	$—	$586,250 (a)	$869,063 (b)	$—	$—
Pro-rata Bonus	—	—	—	193,125 (c)	—	—
Long-term Incentives
- Time Vesting Restricted Equity (d)	—	—	—	162,105	162,105	162,105
- Performance Awards (e)	—	—	—	225,068	225,068	225,068
Benefits & Perquisites:
Health Benefits (f)	—	—	15,078	22,881	—	—
Total	$—	$—	$601,328	$1,472,242	$387,173	$387,173

(a)	Severance amount is equal to one times the sum of: Ms. Delahunt Hubbell’s current base salary, plus her average annual incentive compensation paid during the three years prior to termination (2016, 2017, 2018), payable over 18 months. Since Ms. Delahunt Hubbell (who joined the Company in 2017) did not receive an annual bonus in 2017, only 2018 bonus component has been used to compute her severance.
(b)	Severance amount is equal to one times the sum of: Ms. Delahunt Hubbell’s current base salary, plus her 2019 target annual cash incentive, payable over 18 months.
(c)	Reflects Ms. Delahunt Hubbell’s target annual cash incentive award pro-rated for the portion of the year prior to termination. Because termination is assumed to occur on December 31, 2019, the amount reflects the full target cash award that would be payable in lieu of her 2019 annual incentive award.
(d)	Reflects full vesting of time-based restricted equity awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death, or disability. Awards are valued using the December 31, 2019 closing price of $41.92.
(e)	Reflects vesting of performance-based restricted equity awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2019 closing price of $41.92.
(f)	Estimates the cost of continuing medical, dental, and vision benefits, using 2019 COBRA rates. Assumes 12 months of continued coverage for a qualifying termination not in connection with a change-in-control and 18 months of continued coverage for a termination in connection with a change-in-control.

Potential Payments Upon Termination or Change-In-Control Payments as of 12/31/2019 - Mr. Kirk D. Jensen

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability

Compensation:
Severance	$—	$—	$—	$—	$—	$—
Pro-rata Bonus	—	—	—	—	—	—
Long-term Incentives
- Time Vesting Restricted Equity (a)	—	—	—	72,899	72,899	72,899
- Performance Awards (b)	—	—	—	260,114	260,114	260,114
Benefits & Perquisites:
Health Benefits	—	—	—	—	—	—
Total	$—	$—	$—	$333,013	$333,013	$333,013

(a)	Reflects full vesting of time-based restricted equity awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death, or disability. Awards are valued using the December 31, 2019 closing price of $41.92.
(b)	Reflects vesting of performance-based restricted equity awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2019 closing price of $41.92.

Potential Payments Upon Termination or Change-In-Control Payments as of 12/31/2019 - Mr. Philip Gaglia

			Involuntary	Change in Control
Executive Payments and		Involuntary	Termination Without	With Termination
Benefits upon Termination	Voluntary	Termination	Cause / Termination	for Good Reason
or Change in Control	Termination	for Cause	for Good Reason	or Without Cause	Death	Disability

Compensation:
Severance	$—	$—	$396,448 (a)	$640,758 (b)	$—	$—
Pro-rata Bonus	—	—	—	142,391 (c)	—	—
Long-term Incentives
- Time Vesting Restricted Stock (d)	—	—	—	67,868	67,868	67,868
- Performance Awards (e)	—	—	—	231,063	231,063	231,063
Benefits & Perquisites:
Health Benefits (f)	—	—	23,132	34,697	—	—
Total	$—	$—	$419,580	$1,116,777	$298,931	$298,931

(a)	Severance amount is equal to one times the sum of: Mr. Gaglia’s current base salary, plus his average annual incentive compensation paid during the three years prior to termination (2016, 2017, 2018), payable over 18 months.
(b)	Severance amount is equal to one and a half times the sum of: Mr. Gaglia’s current base salary, plus his 2019 target annual cash incentive, payable over 18 months.
(c)	Reflects Mr. Gaglia’s target annual cash incentive award pro-rated for the portion of the year prior to termination. Because termination is assumed to occur on December 31, 2019, the amount reflects the full target cash award that would be payable in lieu of his 2019 annual incentive award.
(d)	Reflects full vesting of time-based restricted equity awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death, or disability. Awards are valued using the December 31, 2019 closing price of $41.92.
(e)	Reflects vesting of performance-based restricted equity awards upon a qualifying termination during the 24 month period following a change-in-control, and in the event of death or disability, payable at target levels. Awards are valued using the December 31, 2019 closing price of $41.92.
(f)	Estimates the cost of continuing medical, dental, and vision benefits, using 2019 COBRA rates. Assumes 12 months of continued coverage for a qualifying termination not in connection with a change-in-control and 18 months of continued coverage for a termination in connection with a change-in-control.

Director Compensation
We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level required by us with respect to members of the Board.

During 2019, each director, other than Kevin P. Riley and James R. Scott received an annual retainer valued at $85,000, with approximately $45,000 of that being paid in the form of First Interstate Class A common stock and the remaining approximately $40,000 paid in the form of cash or First Interstate Class A common stock at the Director’s election.

For his services as Chair of the Board, James R. Scott received an annual retainer of $229,986, all of which was issued the form of equity. This retainer was in lieu of all director fees and other retainers described above. The retainer paid to James R. Scott recognizes his work in providing an interface between the Board and our management, oversight of strategic planning, leadership of the Board, executive succession planning, and community visibility.

For his services as Vice Chair of the Board, David L. Jahnke received $40,000, one half paid in equity and one half paid in the form of cash. The retainer paid to David L. Jahnke recognizes his work in providing leadership of the Board and succession planning.

Committee members, committee chairpersons and our lead independent director received additional compensation as follows:

COMMITTEE	CHAIR RETAINER	MEMBER RETAINER
Audit	$12,500	$10,000
Compensation	$11,250	$7,500
Executive	—	$5,000
Governance & Nominating	$10,000	$5,000
Risk	$11,250	$7,500
Technology	$10,000	$5,000
Lead Independent Director	$4,167	—
Bank: Facilities	—	3,750

Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Directors are also eligible for group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any cash portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.

Director Compensation Table

Name	FEES EARNED OR PAID IN CASH	EQUITY AWARDS (1)	ALL OTHER COMPENSATION (2)	TOTAL
James R. Scott (3)	$30,000	$229,986	—	$259,986
Kevin P. Riley (4)	—	—	—	—
Steven J. Corning	$55,938	$44,993	—	$100,931
Dana L. Crandall	$62,500	$44,993	—	$107,493
William B. Ebzery	$8,750	$0	—	$8,750
Charles E. Hart, M.D.	$56,250	$44,993	—	$101,243
John M. Heyneman, Jr.	$46,875	$44,993	—	$91,868
David L. Jahnke	$82,500	$64,986	—	$147,486
Dennis L. Johnson	$61,250	$44,993	—	$106,243
Ross E. Leckie	$69,063	$44,993	—	$114,056
Patricia L. Moss	$63,125	$44,993	—	$108,118
James R. Scott Jr.	$12,500	$84,966	$85,366	$182,832
Randall I. Scott	$23,750	$44,993	—	$68,743
Teresa A. Taylor	$67,812	$44,993	—	$112,805
Peter I. Wold	$52,187	$44,993	—	$97,180

(1)The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Because of the limited number of equity awards granted to non-employee directors, the number of outstanding equity awards held by the directors at December 31, 2019 was not materially different from the amounts reflected in the relevant footnotes to the Beneficial Ownership Table included herein under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(2)The amounts in All Other Compensation includes compensation as an employee of the Company for a portion of the year.
(3)Mr. Scott received $30,000 for final 2018 director fees, which is paid on a rolling 12-month period beginning June 1st. .
(4)Mr. Riley received no compensation for serving as a director, but he was compensated in his capacity as President and Chief Executive Officer and his compensation is included herein in the “Summary Compensation Table.”

Director Equity Ownership Guidelines

Under our equity ownership guidelines, each director is expected to acquire and maintain ownership of our common stock equal in value to three times his or her annual cash and equity retainer. Equity holdings are measured at the end of each year using the year’s closing stock price. Each director is expected to meet the ownership guidelines within five years from the date he or she became a director, which we anticipate will occur.

Certain Relationships and Related Transactions
Related Person Transaction Policy
Our Board has adopted a related person transaction policy that is applicable to our executive officers, directors and certain entities and individuals related to such persons. The policy, as amended, generally provides that we will not enter into any transactions with related parties unless such transaction(s) are (1) reviewed by the independent directors of our Governance & Nominating Committee after disclosure of the relevant facts and circumstances, including any benefits to the Company and the terms of any comparable products or services provided by unrelated third parties, and (2) determined by the independent directors of our Governance & Nominating Committee to be in the best interests of the Company and our shareholders, The policy also provides that the chair of such committee, who is an independent director, has delegated authority to approve such transaction(s) in certain circumstances, subject to ratification by the independent directors of the Governance & Nominating Committee. The policy does not apply to loan and credit transactions to directors and executive officers that are covered by Regulation O adopted by the Federal Reserve.
All the ongoing related party transactions described below were reviewed and approved by the independent directors of the Governance & Nominating Committee in accordance with the policy.

Related Party Transactions
We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders, and their associates on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectability or present other unfavorable features.

Certain executive officers, directors, and greater than 5% shareholders of the Company and certain entities and individuals related to such persons have incurred indebtedness in the form of loans, as customers, in an amount equal to $40.3 million as of December 31, 2019. During 2019, new loans and advances on existing loans of $16.5 million were funded and loan repayments totaled $18.3 million. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us.

Conflict of Interest Policy
On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our code of conduct, all employees, including executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for the Chief Executive Officer and senior finance officers, such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and approved by the Board. All directors are subject to the Board’s governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest.

Questions and Answers About the Annual Meeting and Voting
Solicitation Information
This proxy statement, the accompanying proxy card, and the annual report on Form 10-K are being made available to our shareholders on the Internet at www.astproxyportal.com/ast/40019/ beginning on or about March 20, 2020. Our Board is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held on May 5, 2020. The Board is soliciting your proxy to give all shareholders the opportunity to vote on matters that will be presented at the annual meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.

We are pleased to take advantage of the SEC e-proxy rules that allow companies to post their proxy materials on the internet. We will be able to provide our shareholders with the information they need while lowering the cost of the delivery of materials and reducing the environmental impact of printing and mailing hard copies. As permitted by the SEC rules, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our shareholders on or about March 20, 2020. All shareholders will have the ability to access the proxy materials on the website referred to above and in the Notice. Shareholders will also have the ability to request a printed set of the proxy materials. Instructions on how to access the proxy materials on the internet or to request a printed copy may be found in the Notice. Instructions on how to vote your shares and how to download a proxy card for voting at the annual meeting will also be contained in the Notice.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the proxy card, you are giving the persons designated in the proxy the authority to vote your shares in the manner you indicate on the proxy card.

Why did I receive more than one proxy card?

While we have attempted to consolidate your holdings onto one proxy card, you may receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. In addition, if your shares are held by a broker or trustee, you will receive your proxy card or other voting information from your broker or trustee. You should vote separately with respect to each proxy card you receive as each will have a separate control number and will be related to different shares beneficially owned by you.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts, and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

Is this proxy statement the only way that proxies are being solicited?

In addition to these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail, or personal contact. They will not be specifically compensated for doing so.

Voting Information
Who is qualified to vote?
You are qualified to receive notice of and to vote at the annual meeting if you owned of record shares of our Class A or Class B common stock as of the close of business on our record date of March 6, 2020.

How many shares of common stock may vote at the annual meeting?

As of the record date, there were 43,161,802 shares of Class A common stock outstanding and entitled to vote and 22,087,235 shares of Class B common stock outstanding and entitled to vote at our annual meeting. Our Class A common stock and our Class B common stock are referred to collectively as our “common stock.”

How are votes counted?

The proxies appointed by the Board will vote your shares as you instruct on your proxy. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes on all matters submitted to a vote of shareholders. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or the Company’s Third Amended and Restated Articles of Incorporation or applicable law.

Is there a quorum requirement?

For the annual meeting to be valid, there must be a quorum present. A quorum requires that more than 50% of the voting power of our issued and outstanding common stock be represented at the meeting, whether in person or by proxy.

What is the difference between a “shareholder of record” and other “beneficial” holders?

These terms describe how your shares are held. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held on your behalf in the name of a broker, bank, trust, or other nominee as a custodian, you are a “beneficial” holder.

How do I vote my shares?

If you are a “shareholder of record,” you can vote your proxy:

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote electronically or by telephone. If you are a “beneficial” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the annual meeting?

If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you are a “beneficial” holder, you must obtain a proxy from your broker, bank, trust, or other nominee giving you the right to vote the shares at the annual meeting.

What is the Board’s recommendation on how I should vote my shares?

PROPOSAL 1	The Board recommends you vote your shares FOR the election of each of the four director nominees.
PROPOSAL 2	The Board recommends you vote your shares FOR ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2020.

How will my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares FOR the election of four director nominees, and FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Can my broker vote my shares for the proposal regarding the election of directors?

A broker or other entity holding shares for an owner in street name may vote for routine proposals without receiving voting instructions from the owner under certain circumstances. A broker or other entity may vote on non-routine proposals only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions, at a meeting where the broker or entity is able to vote on a routine matter as well. The only routine matter in this proxy statement is Proposal Two to ratify the appointment of our independent registered public accounting firm. Proposal One to elect the director nominees, is a non-routine matter. Therefore, if you are a “beneficial” holder and you do not provide specific voting instructions to your broker or other entity on how to cast your vote in respect of the non-routine matter, the broker or other entity will not be able to cast a vote on your behalf with respect to that matter, resulting in so-called broker non-votes on that matter. It is important that you instruct your broker as to how you wish to have your shares voted on each proposal, even if you wish to vote as recommended by the Board.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld in the election of directors and abstentions are deemed as “present” and entitled to vote at the annual meeting, are counted for purposes of establishing a quorum for the proper conduct of business at the annual meeting, and will have the same effect as a vote against a matter. Broker non-votes, if any, are not relevant for general quorum purposes of establishing a quorum for the proper conduct of business at the annual meeting, are not deemed to be “present” and entitled to vote with respect to any matter for which a broker non-vote is received, and have no effect on the outcome of any of the matters presented at the annual meeting.

How do I change or revoke my proxy?
After voting you may change your vote one or more times, or you may revoke your proxy, at any time before the vote is taken at the annual meeting. You may change your vote or revoke your proxy, as applicable, by doing one of the following:

•sending a written notice of revocation to our corporate secretary that is received prior to the annual meeting, stating that you revoke your proxy;
•signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s);
•voting again via the internet or by telephone using the instructions described in the Notice; or
•attending the annual meeting and voting your shares in person.

What vote is required?

With respect to Proposal One to elect the director nominees, a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter is needed to be cast in favor of the matter to elect a director. A “withhold” vote will have the same effect as a vote "AGAINST" the director's election. A broker non-vote will neither count as a vote cast “FOR” or "AGAINST" a director nominee or have any direct effect on the outcome of the election of directors.

With respect to Proposal Two to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2020, ratification will be approved by the shareholders if a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter cast their votes in favor of the matter. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will not be counted a vote cast and will have no effect on the outcome of the ratification.

Who will count the votes?

Representatives from American Stock Transfer & Trust Company, LLC will count the votes and serve as our inspector of election. The inspector of election will be appearing via telephone at the annual meeting.

What if I have further questions?

If you have any further questions about voting your shares or attending the annual meeting, please contact our corporate secretary, Kirk D. Jensen, at (406) 255-5304, or e-mail: Kirk.Jensen@fib.com.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, during the year ended December 31, 2019, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements with the following exceptions: (i) a report with respect to a transaction effected by Mr. David L. Jahnke was not filed on a timely basis; (ii) a report with respect to a transaction effected by Mr. Kevin Riley was not filed on a timely basis; (iii) a report with respect to a transaction effected by Ms. Patricia L. Moss was not filed on a timely basis; (iv) a report with respect to a transaction effected by Mr. Thomas W. Scott was not filed on a timely basis; a report with respect to a transaction effected by Mr. Homer Scott, Jr. was not filed on a timely basis.

Shareholder Proposals

The rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action, and are not properly omitted by company action in accordance with the SEC’s proxy rules. Our 2020 annual meeting of shareholders is expected to be held on or about May 5, 2020, and proxy materials in connection with that meeting are expected to be mailed on or about March 20, 2020. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2021 annual meeting of shareholders is November 21, 2020 which is 120 days prior to the anniversary of the mailing date for our proxy materials for this year’s annual meeting.

Additionally, under the terms of our bylaws, shareholders who wish to present an item of business at the 2021 annual meeting must provide notice to the corporate secretary at our principal executive offices not later than the close of business on the 90th day (February 4, 2021), nor earlier than the close of business on the 120th day (January 5, 2021), prior to May 5, 2020, which will be the one-year anniversary of our 2020 annual meeting. If we do not receive notice of a shareholder proposal within that period of time, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for our 2021 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal and/or the Chair may consider the matter out of order and not address it at the meeting at all.

Other Matters

We know of no matters other than as contained in the Notice of Annual Meeting of Shareholders to be brought before the meeting. The enclosed proxy, however, gives discretionary authority for the proxy holders to vote on your behalf in the event that any additional matters should be duly presented.

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2019, which includes our audited financial statements. Written requests for a copy of our Annual Report on Form 10-K should be addressed to Investor Relations, First Interstate BancSystem, Inc., P.O. Box 30918, Billings, Montana 59116-0918.

By order of the board of directors

Kirk D. Jensen
Secretary

Billings, Montana
March 20, 2020